SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary proxy statement
☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MERIDIAN MEDICAL TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

N/ A

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock of the Registrant, par value $0.10

(2)	Aggregate number of securities to which transaction applies:

5,891,459

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

$44.50

(4)	Proposed maximum aggregate value of transaction:

$262,169,926

(5)	Total fee paid: $24,120

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

November      , 2002

To Our Stockholders:

      You are cordially invited to attend a special meeting of Meridian Medical Technologies, Inc. stockholders to be held at [TIME] on December      , 2002, at [ADDRESS].

      At the special meeting you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 19, 2002, among Meridian, King Pharmaceuticals, Inc. and its wholly owned subsidiary, Merlin 2002 Acquisition Corp. If the merger contemplated by the merger agreement is completed, Meridian will become a subsidiary of King, and each of your shares of Meridian common stock will be converted into the right to receive $44.50 in cash. The merger consideration represents a premium of 17% over the closing price of Meridian’s stock on October 18, 2002 of $38.15 per share, a premium of 26% over the average closing price of our stock for the 20 trading days prior to the signing of the merger agreement of $35.21 per share, and a premium of 51% over the one-year average closing price of our stock prior to the signing of the merger agreement of $29.49 per share. If the merger occurs, you will no longer be a stockholder of Meridian. Neither will you be a shareholder of King. Your shares of Meridian will be converted into the right to receive $44.50 per share of your Meridian stock.

      Based on the number of shares of common stock and the number of options to purchase common stock outstanding as of November      , 2002, the aggregate cash consideration to be paid by King in the merger is approximately $247.8 million.

      The receipt of cash in exchange for your shares of common stock in the merger will constitute a taxable transaction for United States federal income tax purposes. Please read this proxy statement carefully regarding the United States federal income tax consequences of the merger.

      This proxy statement gives you detailed information about the special meeting, the merger agreement and the merger and includes the merger agreement as Appendix A. We encourage you to read the proxy statement and the merger agreement carefully. In particular, please note that, if the merger agreement is terminated under specified circumstances, Meridian may be required to pay King a termination fee of $7.4 million.

      Our board of directors carefully considered and evaluated the merger. In connection with its evaluation of the merger, the board engaged Gerard Klauer Mattison & Co. to act as its financial advisor. Gerard Klauer Mattison & Co. has rendered its opinion stating that, as of the date of the opinion and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration of $44.50 in cash per share of common stock is fair from a financial point of view to our stockholders. The written opinion of Gerard Klauer Mattison & Co. is attached as Appendix B to this proxy statement, and you should read it carefully.

      Your board of directors unanimously has determined that the merger is in the best interests of Meridian and its stockholders. Accordingly, your board unanimously has approved the merger agreement and the merger, declared them advisable, and recommends that you vote FOR the approval and adoption of the merger agreement and the merger at the special meeting.

      The accompanying notice of special meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. We encourage you to read these materials carefully.

      We cannot complete the merger unless holders of a majority of all of the outstanding shares of Meridian common stock vote to approve and adopt the merger agreement and the merger.

      Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed prepaid self-addressed envelope so that your vote will be recorded. You can also vote your shares of Meridian common stock through the Internet or by telephone by following the instructions on the enclosed proxy card. Please do not send your stock certificates at this time. You will receive a transmittal letter explaining where to send your stock certificates at a later date if the merger is approved.

Sincerely,

JAMES H. MILLER
Chairman, President and
Chief Executive Officer

      This proxy statement is dated November      , 2002, and is first being mailed to stockholders on November      , 2002.

IMPORTANT

      A proxy statement and proxy card are enclosed. All stockholders are urged to follow the instructions attached to the proxy card and vote via Internet or telephone, or complete, sign, date and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any stockholder attending the meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

IT IS IMPORTANT THAT YOUR STOCK BE VOTED.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on December       , 2002

Date:      December      , 2002

Time:      [TIME]
Place:     [ADDRESS]

To the stockholders of Meridian Medical Technologies, Inc.:

      We are pleased to notify you of and invite you to a special meeting of stockholders. At the meeting, you will be asked:

•	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 19, 2002, among Meridian, King Pharmaceuticals, Inc., a Tennessee corporation, and Merlin 2002 Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of King, pursuant to which Merlin will be merged with and into Meridian, and each share of Meridian common stock, par value $0.10, outstanding immediately prior to the merger (other than shares held by Meridian, King or their respective subsidiaries, which will be cancelled) will be converted into the right to receive $44.50 in cash; and

•	To consider any other matters that are properly brought before the special meeting or any adjournments or postponements of the special meeting.

      Only the stockholders of record at the close of business on [DATE] may vote at the special meeting.

      We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

      Under Delaware law, holders of our common stock who do not vote in favor of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the other Delaware law procedures explained in the accompanying proxy statement. A copy of Section 262 of the Delaware General Corporation Law is attached as Appendix C to the proxy statement.

      Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid self-addressed envelope. You may also vote by telephone or Internet by following the instructions on the enclosed proxy card. If you attend the special meeting, you may revoke your proxy and vote in person if you wish to do so.

By Order of the Board of Directors,

JODY MICHAEL
Assistant Corporate Secretary

Dated:     November      , 2002

Columbia, Maryland

      IMPORTANT: TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE VOTE IN ONE OF THESE WAYS:

•	USE THE TOLL-FREE NUMBER shown on your proxy card;

•	VISIT THE WEB SITE noted on your proxy card to vote via the Internet;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the prepaid self-addressed envelope; OR

•	VOTE IN PERSON by appearing at the special meeting and submitting a ballot at the meeting.

MERIDIAN MEDICAL TECHNOLOGIES, INC.

10240 Old Columbia Road
Columbia, Maryland 21046

PROXY STATEMENT

Special Meeting of Stockholders To Be Held On December      , 2002

SUMMARY TERM SHEET FOR THE MERGER

      This summary term sheet highlights selected information from this proxy statement regarding the merger and the merger agreement and may not contain all of the information that is important to you as a Meridian stockholder. Accordingly, we encourage you to carefully read this entire document and the documents to which we have referred you.

The Proposed Transaction

      The Proposal (Page [     ]). You are being asked to consider and vote upon a proposal to approve and adopt the agreement and plan of merger, or the “merger agreement,” that provides for Meridian to be acquired by King. In the merger, Merlin 2002 Acquisition Corp., a direct, wholly owned subsidiary of King, will merge with and into Meridian with Meridian continuing as the surviving corporation. As a result of the merger, we will cease to be an independent publicly traded company and will become a wholly owned subsidiary of King.

      What You Will Receive (Page [     ]). Upon completion of the merger, you will be entitled to receive $44.50 in cash, without interest, for each of your shares of Meridian common stock, unless you properly dissent from the merger. For more information, see “The Merger Agreement — Merger Consideration.” The merger consideration represents a premium of 17% over the closing price of Meridian’s stock on October 18, 2002 of $38.15 per share. If the merger occurs, you will no longer be a stockholder of Meridian.

The Parties

      Meridian (Page [     ]). Meridian Medical Technologies, Inc., a specialty pharmaceuticals company, is a world leader in sales of auto-injector drug delivery systems. The company develops health care products designed to save lives, reduce health care costs and improve quality of life. For its fiscal year ended July 31, 2002, Meridian reported sales and net income of approximately $82.4 million and $9.3 million, respectively.

      King (Page [     ]). King Pharmaceuticals, Inc., headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King seeks to capitalize on niche opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King’s strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

      Merlin (Page [     ]). Merlin 2002 Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of King, was incorporated by King solely for the purpose of merging into Meridian. If the merger is completed, Merlin will merge into Meridian and Meridian will be a direct, wholly owned subsidiary of King.

Mailing of Proxy Statement

      This Proxy Statement is being first sent to you on November      , 2002.

Meridian’s Recommendation to Stockholders (Page [     ])

      After careful consideration, the Meridian board of directors unanimously:

•	determined that the merger agreement and the merger are fair to, and in the best interests of, the Meridian stockholders; and

•	declared the merger agreement to be advisable.

      Our board of directors, by unanimous vote, approved the merger and the merger agreement and recommends that you vote “FOR” the proposal to adopt the merger agreement at the special meeting.

      In the course of determining that the merger and the merger agreement are in the best interests of the Meridian stockholders, the board of directors consulted with management, as well as its financial and legal advisors, and considered a number of factors in making its determination. To review our reasons for the merger in greater detail, please see pages [     ] through [     ].

Opinion of Gerard Klauer Mattison & Co., Inc. (Page [     ] and Appendix B)

      In connection with the merger, our board of directors considered the opinion of Meridian’s financial advisor, Gerard Klauer Mattison & Co., Inc. Gerard Klauer Mattison delivered its written opinion to the board on October 19, 2002. The opinion stated that, as of October 19, 2002, the $44.50 per share in cash to be received by the holders of our common stock in the merger is fair from a financial point of view to those holders. The full text of this opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Gerard Klauer Mattison in connection with its opinion, is attached as Appendix B to this proxy statement.

      Gerard Klauer Mattison provided its advisory services and its opinion for the information and assistance of the Meridian board in connection with the board’s consideration of the merger. Gerard Klauer Mattison’s opinion is not a recommendation as to how any Meridian stockholder should vote at the special meeting. The opinion is attached as Appendix B to this proxy statement, and you are urged to read the opinion in its entirety.

      Gerard Klauer Mattison will be paid a fee of approximately $1.3 million upon completion of the merger, of which $375,000 was paid upon delivery of its opinion to the board of directors. Meridian has also agreed to reimburse Gerard Klauer Mattison for its reasonable out-of-pocket expenses and provide customary indemnification to Gerard Klauer Mattison in connection with its engagement.

The Special Meeting

      Date, Time and Place (Page [     ]). The special meeting will be held at [TIME.] on December      , 2002, at [ADDRESS]. At the special meeting, you will be asked to vote on the adoption of the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement.

      Required Vote (Page [     ]). Approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Meridian common stock.

      Who May Vote (Page [     ]). You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Meridian common stock at the close of business on [RECORD DATE], the record date for the special meeting. On the record date, there were [###########] shares of Meridian common stock outstanding and entitled to be voted at the special meeting.

      Procedure for Voting (Page [     ]). You may vote in any of four ways:

1.	by completing and returning the enclosed proxy card by mail;

2.	by voting through the Internet, as outlined on the enclosed proxy card;

3.	by voting by telephone, as outlined on the enclosed proxy card; or

4.	by appearing and voting in person by ballot at the special meeting.

      You may revoke your proxy at any time before it is voted at the special meeting by:

1.	filing with the Assistant Secretary of Meridian a written, later-dated notice of revocation;

2.	submitting a later-dated proxy relating to the same shares to the Assistant Secretary of Meridian by mail, telephone or Internet; or

3.	attending the special meeting and voting in person by ballot.

The Merger

      The Structure (Page [     ]). Upon the terms and conditions of the merger agreement, Merlin 2002 Acquisition Corp., a direct, wholly owned subsidiary of King, will merge with and into Meridian, with Meridian surviving as a direct wholly owned subsidiary of King. You will have no equity interest in Meridian or King after the merger. Each of your shares of Meridian common stock will be cancelled and converted automatically into the right to receive $44.50 in cash.

      Material United States Federal Income Tax Consequences (Page [     ]). The merger will be a taxable transaction to you for United States federal income tax purposes, and you will generally recognize gain or loss in the merger in an amount determined by the difference between the amount of cash you receive and your tax basis in the shares of Meridian common stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you.

      Accounting Treatment (Page [     ]). King will account for the merger under the purchase method of accounting. For a discussion of the accounting treatment for the merger see “Accounting Treatment.”

      Regulatory Matters (Page [     ]). Under United States federal antitrust law, the merger may not be completed until we and King have made filings with the United States Federal Trade Commission and the United States Department of Justice, and the applicable waiting periods have expired or been terminated. We and King filed the requisite notification reports with the Federal Trade Commission and the Department of Justice on October      , 2002. The applicable waiting period will expire at 11:59 p.m. on November      , 2002, unless such period is terminated earlier or extended.

      We expect to receive all necessary regulatory approvals, and close the transaction, in the fourth quarter of 2002 or early in the first quarter of 2003. However, we cannot offer assurances that the merger will receive the necessary regulatory approvals or as to the timing for the grant or denial of these approvals.

      Appraisal Rights (Page [     ] and Appendix C). Stockholders who do not wish to accept the $44.50 per share cash consideration payable pursuant to the merger may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration of $44.50 in cash per share. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

•	you must not vote in favor of, or consent in writing to, the merger;

•	you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal until the effective time of the merger.

      Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted for the adoption of the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fail to follow all of the steps required by the statute, you will lose your right of appraisal.

      Appendix C to this proxy statement contains the Delaware statute relating to your right of appraisal.

      Merger Financing (Page [     ]). The merger is not conditioned upon King’s obtaining financing. King expects to fund the transaction with current cash balances.

The Merger Agreement (Page [     ] and Appendix A)

      Closing of the Merger (Page [     ]). Before we can complete the merger, a number of conditions must be satisfied or waived by the applicable party. Some of these include:

•	approval and adoption of the merger agreement and the merger by holders of a majority of the outstanding shares of Meridian common stock;

•	the expiration or early termination of applicable waiting periods under United States federal antitrust laws;

•	absence of any pending suit, action or proceeding having a reasonable likelihood of success, challenging the merger or seeking to prohibit or materially limit the ownership, operation or control of Meridian by King and any legal prohibition or restraint having a similar effect;

•	Meridian having obtained all material consents from third parties related to the consummation of the merger;

•	absence of any legal prohibitions or restraints against the merger;

•	each party’s material compliance with its obligations under the merger agreement; and

•	accuracy, as qualified by materiality, of each party’s representations and warranties under the merger agreement.

      We expect to complete the merger as promptly as practicable after all of the conditions to the merger have been satisfied or waived.

      Termination of the Merger Agreement (Page [     ]). The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval of the merger agreement by the Meridian stockholders) by:

•	the mutual written consent of Meridian, King and Merlin;

•	either party, if the merger shall not have taken place on or before February 15, 2003, unless the failure to close the transaction by such date is due to the failure of the party seeking to terminate the agreement to perform or observe its covenants and agreements in the merger agreement;

•	either party, if any governmental entity issues an order, decree or ruling, restraining, or otherwise preventing or prohibiting the merger and such order, decree or ruling becomes final and non-appealable or remains in effect for more than 60 days;

•	either party, if the merger agreement fails to be adopted and approved at the special meeting by the requisite stockholder vote;

•	either party, if there has been a breach (which has not been cured within the time period allowed) by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement, or if any representation or warranty shall become untrue, where such breach would constitute a valid condition allowing the terminating party to refuse to close;

•	King, if Meridian’s board of directors has withdrawn its approval or recommendation to our stockholders of the merger or the merger agreement or fails to reaffirm such recommendation if required to do so under the terms of the merger agreement or if Meridian’s board of directors approves or recommends a competing takeover proposal or resolves to enter into, or we enter into, an agreement for a competing takeover proposal;

•	King, if any governmental entity issues an order, decree or ruling that would prohibit or materially limit the ownership, operation or control of Meridian by King and such order, decree or ruling becomes final and nonappealable or is in effect for more than 60 days; and

•	Meridian, in order to consummate an agreement for a competing takeover proposal which our board of directors reasonably determines in good faith (after consultation with outside counsel and its financial advisors) to be superior to the merger and such termination is necessary for our board of directors to comply with their fiduciary duties under applicable law if, after receiving notice of the terms of such agreement, King fails to match the terms of such agreement.

Termination Fee if Merger Is Not Completed (Page [     ]).

      Whether or not the merger is consummated, the expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring those expenses. However, in the event of the termination of the merger agreement, Meridian will be required to pay additional fees to King under the circumstances outlined below:

•	Meridian will pay King a termination fee of $7.4 million if King terminates the merger agreement for one of the reasons listed below:

•	Meridian’s board of directors withdraws, modifies or changes its recommendation of the merger or approves or recommends a competing takeover proposal or resolves to do so;

•	Meridian’s board of directors does not reaffirm its recommendation for the merger agreement within five days of a request made by King;

•	Meridian’s board of directors resolves to enter into, or Meridian enters into, an agreement for a competing takeover proposal.

•	Meridian will pay King a termination fee of $7.4 million if Meridian terminates the merger agreement after (a) Meridian gives King notice of Meridian resolving to enter into an agreement for a competing takeover proposal which our board of directors reasonably determines in good faith (after consultation with outside counsel and its financial advisors) to be superior to the merger and that termination of the merger agreement is necessary for our board of directors to comply with their fiduciary duties under applicable law, and (b) King fails to match the terms of such agreement.

•	If King or Meridian terminates the merger agreement because Meridian stockholders do not approve the merger agreement and (a) prior to the failure of approval of the stockholders, a competing takeover proposal relating to Meridian has been made to Meridian or its stockholders or is otherwise publicly announced, and (b) Meridian either consummates any transaction constituting a takeover proposal within 12 months of the date of termination or enters into an agreement with respect to any takeover proposal within such 12 month period, then Meridian will pay King a termination fee of $7.4 million.

v

Interests of Certain Persons in the Merger (Page [     ])

      When our board considered the merger and the merger agreement, the board was aware that some of our officers and directors have interests and arrangements that may be different from, or in addition to, your interests as Meridian stockholders. These interests and arrangements include:

•	Under the terms of the merger agreement, each outstanding option, whether vested or unvested, under the Survival Technology, Inc. 1986 Stock Option Plan, the Brunswick Biomedical Corporation 1993 Stock Option Plan, the Meridian Medical Technologies, Inc. 1997 Long-Term Incentive Plan and the Meridian Medical Technologies, Inc. 2000 Stock Incentive Plan immediately before the effective time of the merger, will, at the effective time of the merger, be cancelled, and each option holder will be entitled to receive an amount in cash equal to the product of (a) the number of shares of common stock subject to the option, and (b) the excess of $44.50 over the exercise price of the option. Options under these plans are held by, among others, our senior executives and members of the board.

•	In accordance with his amended employment agreement, our Chairman, President and Chief Executive Officer, James H. Miller, will receive from Meridian at the effective time of the merger the payments and benefits he would have been entitled to receive under his employment agreement if he had terminated his employment for “good reason” (as defined in his employment agreement) at the effective time of the merger, including a lump sum cash payment in an amount equal to approximately $1,635,925 (assuming the merger is completed on December 31, 2002) and three years of continued health and welfare benefit coverage, provided that such health and welfare benefit coverage will not commence until the time he is no longer employed by Meridian, King or King’s affiliates. It is currently anticipated that Mr. Miller will continue to be employed by Meridian after the effective time of the merger. In addition to the lump sum payment and continued health and welfare benefits, Mr. Miller will be entitled to receive a gross-up payment to cover any excise taxes that may be payable under Section 4999 of the Internal Revenue Code and for any taxes imposed on that additional payment.

•	The following other executive officers of Meridian have change of control agreements under which they may become entitled to specific benefits in the event of termination of employment under certain circumstances following the merger: Carl J. Rebert, President, Cardiopulmonary Systems; Gerald L. Wannarka, Senior Vice President and Chief Technology Officer; Robert J. Kilgore, Senior Vice President and General Manager, Specialty Pharmaceuticals; Dennis P. O’Brien, Vice President of Finance and Chief Financial Officer; and Peter A. Garbis, Vice President, Organization Development. The merger will constitute a change of control for purposes of the change of control agreements.

•	Under the Meridian Nonqualified Deferred Compensation Plan, the accounts of Messrs. Miller and Kilgore, the only participants in the plan, will vest and each participant will be paid his account balance in a single lump sum immediately upon a change of control. The merger will constitute a change of control for purposes of this plan.

•	Under the merger agreement, King will indemnify directors and officers of Meridian and its subsidiaries after the merger. King will also maintain in effect policies of directors’ and officers’ liability insurance. For more information, see the section entitled “The Merger Agreement — Indemnification and Insurance.”

Contact Information

      If you have any questions regarding the merger or any other matters discussed in this proxy statement, please contact:

Dennis P. O’Brien
Vice President of Finance and
Chief Financial Officer
Meridian Medical Technologies, Inc.
10240 Old Columbia Road
Columbia, Maryland 21046
(Telephone: 443/259-7800)

Page

APPENDICES
Appendix A Agreement and Plan of Merger, dated as of October 19, 2002	A–1
Appendix B Opinion of Gerard Klauer Mattison & Co., Inc.	B–1
Appendix C Section 262 of the Delaware General Corporation Law	C–1

ii

THE COMPANIES

Meridian Medical Technologies, Inc.

      Meridian Medical Technologies, Inc., a specialty pharmaceuticals company, is a world leader in sales of auto-injector drug delivery systems. The company develops health care products designed to save lives, reduce health care costs and improve quality of life. For its fiscal year ended July 31, 2002, Meridian reported sales and net income of approximately $82.4 million and $9.3 million, respectively.

King Pharmaceuticals, Inc.

      King Pharmaceuticals, Inc., headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King seeks to capitalize on niche opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King’s strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management. The mailing address of King’s principal executive offices is 501 Fifth Street, Bristol, Tennessee 37620.

Merlin 2002 Acquisition Corp.

      Merlin 2002 Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of King, was incorporated by King solely for the purpose of merging into Meridian. The mailing address of Merlin’s principal executive offices is 501 Fifth Street, Bristol, Tennessee 37620.

THE SPECIAL MEETING

The Proposal

      This proxy statement is being furnished to Meridian stockholders in connection with the solicitation of proxies by the Meridian board of directors for use at a special meeting to be held on December      , 2002, at [TIME], local time, at [ADDRESS]. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of October 19, 2002 (the “merger agreement”), by and among Meridian, King and Merlin, which provides for the merger of Merlin with and into Meridian. A copy of this agreement is attached as Appendix A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to Meridian stockholders on or about November      , 2002.

Record Date and Voting

      The holders of record of Meridian common stock as of the close of business on the record date, which was [DATE], are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [######] shares of Meridian common stock outstanding.

      The holders of a majority of the shares of Meridian common stock which were outstanding on [DATE], represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of Meridian common stock held in treasury by Meridian or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. In addition, under applicable NASDAQ rules, brokers, who hold shares of Meridian common stock in street name for customers, who are the beneficial owners of these shares, are prohibited from giving a proxy to vote shares held for these customers in favor of the approval of the merger without specific instructions to that effect from these customers. Accordingly, the failure of these customers to provide instructions with respect to their shares of Meridian common stock to their broker will have the effect of the shares not being voted and will not be counted as a vote for or against the merger. These “broker non-votes,” if any, and abstentions will be counted as present for determining the presence or absence of a quorum for the transaction of business in accordance with Delaware law.

Required Vote

      Each share of Meridian common stock which is outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption and approval of the merger agreement and the merger by the affirmative vote of the holders of a majority of the outstanding shares of Meridian common stock. Because the vote is based on the number of shares of Meridian common stock outstanding rather than on the number of votes cast, failure to vote your shares is effectively a vote against the merger. In addition, although treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, abstentions and properly executed broker non-votes will have the same effect as votes against approval and adoption of the merger proposal. You may vote your shares of Meridian common stock in any of four ways:

1. by completing and returning the enclosed proxy card by mail;

2. by voting through the Internet, as outlined on the enclosed proxy card;

3. by voting by telephone, as outlined on the enclosed proxy card; or

4. by appearing and voting in person by ballot at the special meeting.

Proxies; Revocation

      If you vote your shares of Meridian common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Meridian common stock will be voted FOR the approval and adoption of the merger agreement and the merger. If you vote your shares of Meridian common stock through the Internet or by telephone your shares will be voted at the special meeting as instructed.

      You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of three ways:

1. by submitting a written revocation dated after the date of the proxy that is being revoked to the Assistant Secretary of Meridian at 10240 Old Columbia Road, Columbia, Maryland 21046;

2. by submitting a later-dated proxy relating to the same shares to the Assistant Secretary of Meridian by mail, telephone or Internet; or

3. by attending the special meeting and voting in person by ballot.

      Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you do not hold your shares of Meridian common stock in your own name, you may revoke or change a previously given proxy by following the instructions provided by the bank, broker or other party, that is the registered owner of the shares.

      Under the terms of the merger agreement, Meridian will pay the costs associated with printing and filing this proxy statement. Meridian will also pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone, mail, the Internet or in person. However, they will not receive additional compensation for soliciting proxies. We will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. We have retained Mellon Investor Services LLC to assist us in the solicitation of proxies using the means referred to above, and will pay fees of up to $7,500, plus reimbursement of out-of-pocket expenses.

Adjournments

      The board of directors of Meridian is not aware of any business to be acted upon at the special meeting other than the merger. If other matters are duly brought before the special meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on these matters according to their best judgment. The persons named as proxies by a stockholder may propose and vote for one or more adjournments or postponements of the special meeting to permit additional solicitation of proxies in favor of the merger, but no proxy voted against the merger will be voted in favor of any such adjournment or postponement.

THE MERGER

Background of the Merger

      Prior to being contacted by King, the assessment of the Meridian board of directors had been for some time that stockholder value would best be maximized by Meridian operating as an independent company and pursuing Meridian’s existing business plan, unless a business combination proposal at a compelling valuation was presented to Meridian.

      James H. Miller, Chairman, President and Chief Executive Officer of Meridian, and Jefferson J. Gregory, current Chairman and Chief Executive Officer of King, have been acquainted with each other since the fall of 2000. Since that time, Mr. Miller and Mr. Gregory and other senior executives of King were periodically together at business and social events. On these occasions they would spend some time discussing their respective businesses and the state of the pharmaceutical and medical technology industries. During one occasion in 2001, Mr. Gregory indicated that King may have an interest in acquiring Meridian. Shortly thereafter, King communicated orally a non-binding indication of interest. However, King withdrew this indication of interest almost immediately. No further discussion regarding a potential transaction took place between Meridian and King.

      In late March 2002, Mr. Gregory again raised with Mr. Miller King’s potential interest in acquiring Meridian. In order to more fully explore King’s interest in such a transaction, Mr. Miller on March 25, 2002, met with senior executives of King to discuss the matter. Mr. Miller did not hear further from representatives of King until they contacted him on July 30, 2002. During the first week of August 2002, King orally provided Meridian with an unsolicited non-binding indication of interest for King to acquire 100% of the common stock of Meridian in an all-cash transaction. On August 15, 2002, King followed up its oral indication of interest with a written non-binding indication of interest.

      Based on the potential price per share of $42.00 indicated in King’s August 15 letter, Mr. Miller determined he should consult with financial and legal advisors regarding King’s indication of interest. On August 20, 2002, Mr. Miller and Dennis P. O’Brien, Meridian’s Chief Financial Officer, met with representatives of Gerard Klauer Mattison and Arnold & Porter to discuss the financial merits of King’s indication of interest, the process to be followed were King to pursue discussions with Meridian and the risks to Meridian of pursuing such discussions, alternative processes that could be undertaken with respect to exploring a strategic transaction for Meridian and associated matters.

      Following this meeting, Mr. Miller called a special meeting of Meridian’s board of directors to discuss King’s indication of interest. This meeting was held on August 22, 2002. At this meeting, Mr. Miller made a presentation to the board of directors regarding, among other things, King’s indication of interest, his assessment of the likelihood of achieving an increase in King’s indicated price per share, potential alternatives to discussions with King if the board of directors was interested in considering a potential strategic transaction, the risks to Meridian of pursuing discussions with King or an alternative process regarding a potential strategic transaction, the prospects for stockholder value if Meridian remained as an independent company and risks associated with executing Meridian’s business plan as an independent company. A representative of Gerard Klauer Mattison also made a presentation to the board of directors regarding its experience and expertise in investment banking and the work performed to this point with respect to King’s indication of interest. The board of directors concluded unanimously that management should pursue discussions with King and attempt to increase the price per share King would pay to Meridian stockholders. On August 27, 2002, Meridian executed a formal engagement letter with Gerard Klauer Mattison.

      On August 28, 2002, King executed a confidentiality agreement with Meridian, and Meridian executives and King executives met for a day-long session at which Meridian executives made presentations regarding Meridian’s business, business plans, operations, financial condition and financial projections.

      On August 29, 2002, King orally informed Meridian that it had increased its proposed price per share to $44.50 from $42.00.

      On August 30, 2002, the Meridian board of directors held a special meeting to discuss the status of discussions with King. Mr. Miller updated the board of directors on developments since its August 22 meeting, discussed King’s increased price per share indication of $44.50 and described the process to be followed if the board of directors determined to proceed with negotiations with King. A representative of Arnold & Porter made a presentation to the board of directors regarding fiduciary duties of the directors in considering the indication of interest from King. A representative of Gerard Klauer Mattison made a presentation to the board of directors regarding the financial merits of King’s proposal and Meridian’s strategic alternatives, including continuing an exclusive negotiation with King, a broader strategic transaction evaluation process and remaining independent and growing through internal growth and/or acquisitions, and the opportunities and risks associated with each of these alternatives. Mr. Miller made a presentation to the board of directors regarding the potential opportunities and risks in executing Meridian’s business plan and the potential opportunities and risks associated with continuing negotiations with King and alternative strategic transaction processes. The board of directors unanimously concluded that management should proceed with due diligence and negotiation of a definitive merger agreement with King.

      From September 9, 2002 through the signing of the merger agreement, King conducted due diligence regarding Meridian, which included access to corporate information, including, among other things, financial, legal, regulatory and other business documents, site visits to Meridian facilities in St. Louis and Northern Ireland, interviews of physicians using the PRIME ECG cardiac mapping system, the hiring of independent marketing consultants, management interviews and discussions with Meridian’s auditors and legal counsel.

      At the regularly scheduled meeting of Meridian’s board of directors on September 26, 2002, management updated the board of directors on the status of negotiations with King.

      On October 2, 2002, King informed Meridian that based on its due diligence to that date King was prepared to proceed with a transaction at the $44.50 per share price, subject to completion of due diligence and negotiation of an acceptable merger agreement. On October 4, 2002, King and Meridian and their respective legal counsel commenced serious negotiations regarding the terms of a definitive merger agreement. These negotiations continued until the parties reached agreement on a final form of merger agreement on October 19, 2002.

      On October 11, 2002, the Meridian board of directors held another special meeting at which the board of directors was updated on the progress of negotiations with King and the outstanding issues regarding King’s due diligence and merger agreement terms.

      On October 19, 2002, Meridian’s board of directors held a special meeting to consider approval of the merger and the merger agreement. At this special meeting, presentations were made to the board of directors by management and Gerard Klauer Mattison regarding the financial terms of the merger, and Gerard Klauer Mattison delivered its written opinion that the merger would be fair to Meridian’s stockholders from a financial point of view. A representative of Arnold & Porter made a presentation to the board of directors regarding the terms of the merger agreement. After extensive discussion, the board of directors concluded the merger was in the best interests of Meridian’s stockholders and unanimously approved the merger.

      On October 19, 2002, King and Meridian executed the merger agreement, and the parties publicly announced the merger on October 21, 2002.

Meridian’s Reasons for the Merger; Recommendation of the Meridian Board of Directors

      The Meridian board of directors, at a meeting held on October 19, 2002, unanimously determined that the merger and the merger agreement with King are in the best interests of the Meridian stockholders. Accordingly, the Meridian board unanimously recommends that you vote FOR approval and adoption of the merger and the merger agreement at the special meeting. In the course of determining that the merger and the merger agreement are in the best interests of the Meridian stockholders, the board consulted with management, as well as its financial and legal advisors, and considered a number of factors in making its determination, including:

(1) the board’s familiarity with, and information provided by management as to, Meridian’s business, financial condition, results of operations, current business strategy and prospects, the nature of the markets in which we operate and our position in those markets;

(2) management’s view of the opportunities for Meridian to achieve growth targets and maximize shareholder value as an independent company, including the potential for growth in the EpiPen® market, opportunities for new product introductions through acquisitions and opportunities in the homeland security market;

(3) management’s review of risks associated with achieving growth targets and maximizing shareholder value through implementation of Meridian’s existing business plan as an independent company, including:

•	difficulties of growing through acquisition in view of the limited number of acquisition candidates, the relatively high valuations of such acquisition candidates under current market conditions, and Meridian’s lack of significant experience in integrating acquisitions;

•	the limited success in Meridian’s efforts to market the PRIME ECG cardiac mapping system;

•	the challenges and costs associated with improving Meridian’s aging St. Louis manufacturing facilities and/or developing alternative manufacturing facilities; and

•	the potential for competition in the EpiPen® market;

(4) risks related to the sustainability and predictability of earnings and revenue growth, particularly in view of Meridian’s very strong performance in fiscal year 2002, and the implications of such risks for the market price performance of Meridian’s common stock;

(5) Meridian’s common stock price performance during the prior year, the relatively thin trading volume and lack of liquidity in Meridian’s common stock, and the difficulty of attracting an institutional following and research coverage for Meridian’s common stock in light of these factors;

(6) the perceived absence of any likely potential business combination other than the merger and the possibility that, under certain circumstances specified in the merger agreement, Meridian could conduct negotiations with a third party and terminate the merger agreement if a superior takeover proposal for a business combination or acquisition of Meridian were to be made by such third party, subject to payment of a termination fee (for more information see the section entitled “The Merger Agreement — Termination Fee”);

(7) the merger consideration is all cash, providing certainty of value to Meridian’s stockholders;

(8) the merger consideration of $44.50 per share represents a 17% premium over the closing price of our stock on October 18, 2002 of $38.15 per share, a 26% premium over the average closing price of our stock for the 20 trading days prior to the signing of the merger agreement of $35.21 per share and a 51% premium over the one-year average closing price of our stock prior to the signing of the merger agreement of $29.49 per share and is higher than any price at which Meridian’s stock has ever traded;

(9) the presentation and written opinion of Gerard Klauer Mattison that, as of the date of that opinion, and based upon and subject to the matters stated in the opinion, the cash consideration to be received pursuant to the merger by the Meridian stockholders was fair from a financial point of view to those stockholders. The presentation of Gerard Klauer Mattison involved various valuation analyses of Meridian that are described under “— Opinion of Meridian’s Financial Advisor” and the full text of its opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. We encourage stockholders to read the opinion in its entirety;

(10) the terms and conditions of the merger agreement, including that the merger agreement proposed by King did not include a financing condition and our management’s conclusion, based on consultation with its financial advisor and information provided by King, that King is capable of financing the transaction with its existing cash and cash equivalents and existing credit facilities;

(11) gains arising from an all-cash transaction would be taxable to Meridian stockholders for United States federal income tax purposes and the cost basis of Meridian’s institutional stockholders in Meridian common stock;

(12) following consummation of the merger, the current Meridian stockholders, unless they reinvest their proceeds from the merger in King securities, would no longer be able to participate, directly or indirectly, in any increases or decreases in the value of our businesses and properties; and

(13) consideration of the impact of the merger on customers, employees and other constituencies and management’s understanding of King’s post-merger operating plans.

      In addition, the board was aware of the interests of some of our officers and directors described under “— Interests of Certain Persons in the Merger.”

      The foregoing discussion addresses the material information and factors considered by the board in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the quality and amount of information considered, the board did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights, to the specific factors considered in reaching its determination. The determination to approve the merger was made after consideration of all of the factors in the aggregate. Individual members of the board may have given different weight to different factors.

Opinion of Meridian’s Financial Advisor

      Meridian retained Gerard Klauer Mattison & Co., Inc. as its financial advisor to assist its management and its board of directors in considering valuation, financial and other matters relating to the merger.

      The Meridian board of directors retained Gerard Klauer Mattison based on Gerard Klauer Mattison’s qualifications, experience and expertise in investment banking, particularly its experience and expertise in providing investment banking services to medical technology companies. As part of Gerard Klauer Mattison’s investment banking business, it is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, divestitures, restructurings, recapitalizations, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      At the meeting of Meridian’s board of directors held on October 19, 2002, Gerard Klauer Mattison rendered its written opinion that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limits of review as set forth in its opinion, the consideration to be received by holders of Meridian common stock in the merger was fair, from a financial point of view, to those stockholders.

      The full text of the written opinion of Gerard Klauer Mattison, dated October 19, 2002, is attached as Appendix B to this document. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Gerard Klauer Mattison in rendering its opinion. We urge you to read the entire opinion carefully. Gerard Klauer Mattison’s opinion is directed to the Meridian board of directors and addresses only the fairness of the consideration, from a financial point of view, to holders of Meridian common stock as of the date of the opinion. Gerard Klauer Mattison’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any holder of Meridian common stock as to any matter relating to the merger. This summary is qualified in its entirety by reference to the full text of Gerard Klauer Mattison’s opinion.

      In connection with rendering its opinion, Gerard Klauer Mattison:

•	reviewed Meridian’s publicly-available financial information;

•	reviewed financial and operating information furnished by Meridian;

•	reviewed financial projections prepared by Meridian’s management;

•	conducted discussions with Meridian’s senior management concerning its operations, financial condition and prospects;

•	reviewed historical market prices and trading activity for Meridian’s shares and those of similar publicly-traded companies;

•	compared Meridian’s financial performance with that of similar companies;

•	compared the proposed financial terms of the merger with financial terms of other relevant mergers and acquisitions;

•	reviewed a draft of the merger agreement;

•	performed discounted cash flow analyses; and

•	reviewed other financial studies, performed other analyses and investigations and took into account other matters that Gerard Klauer Mattison deemed appropriate.

      In its review and analysis and in formulating its opinion, Gerard Klauer Mattison relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information publicly-available or provided to it. With respect to the financial forecasts, projections and other information provided to it, Gerard Klauer Mattison assumed that those financial forecasts, projections and other information were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments at the time of Meridian’s senior management of the future competitive, operating and regulatory environments and the related financial performance of Meridian. Gerard Klauer Mattison expresses no opinion as to those financial forecasts, projections and other information or the assumptions on which they were based.

      Gerard Klauer Mattison has not made or been provided with an independent evaluation or appraisal of the assets or liabilities of Meridian. Gerard Klauer Mattison has not reviewed the books and records of Meridian nor made a physical inspection of its properties or assets. Gerard Klauer Mattison assumed that the executed version of the merger agreement would not differ in any material respect from the last draft it reviewed and that the merger would be consummated in accordance with the terms of the merger agreement, without modification or waiver of any material terms.

      In arriving at its opinion, Gerard Klauer Mattison did not ascribe a specific range of values to Meridian, but rather made its determination as to fairness, from a financial point of view, of the consideration to be received by the holders of Meridian common stock in the merger on the basis of the financial and comparative analyses summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of these methods to the particular circumstances. Consequently, a fairness opinion is not readily susceptible to summary description. Gerard Klauer Mattison believes that its analyses must be considered as a whole and that considering any portions of those analyses and factors without considering all of them could create a misleading or incomplete view of the process underlying its opinion.

      The following is a summary of the material financial analyses performed by Gerard Klauer Mattison in connection with the preparation of its opinion letter, dated as of October 19, 2002. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Gerard Klauer Mattison, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Gerard Klauer Mattison’s financial analyses.

Implied Transaction Value

      Gerard Klauer Mattison calculated an enterprise value for Meridian of $234.8 million, based on the amount of consideration payable to the holders of Meridian common stock in this transaction. The enterprise value was obtained by multiplying the proposed per share merger consideration of $44.50 by the total number of Meridian shares outstanding on a fully diluted basis, and then subtracting the amount of Meridian’s cash and cash equivalents as of July 31, 2002 of $13.0 million. Meridian had no debt on its balance sheet as of July 31, 2002. Gerard Klauer Mattison then calculated implied valuation multiples by dividing this enterprise value by Meridian’s revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”), in both cases for the twelve months ended July 31, 2002, for the twelve months ended January 31, 2003 (estimated) and for the twelve months ended January 31, 2004 (estimated). Gerard Klauer Mattison also calculated implied valuation multiples by dividing the proposed per share merger consideration of $44.50 by Meridian’s diluted earnings per share for the twelve months ended July 31, 2002, for the twelve months ended January 31, 2003 (estimated) and for the twelve months ended January 31, 2004 (estimated). The following table presents those multiples:

	Enterprise Value/
					Share Price/
	Revenue		EBITDA		Diluted EPS

Twelve months ended July 31, 2002	2.8	x	10.5	x	20.7	x
Twelve months ended January 31, 2003(1)	2.7	x	11.9	x	25.0	x
Twelve months ended January 31, 2004(1)	2.3	x	9.1	x	19.4	x

(1)	Based on Meridian’s management estimates.

      These implied valuation multiples were then utilized in the financial analyses described below.

Precedent M&A Transactions Valuation Analysis

      The precedent merger and acquisition transactions valuation analysis provides a benchmark based on the consideration paid in selected comparable merger and acquisition transactions. For this analysis, Gerard Klauer Mattison compared financial statistics from publicly-available information for selected transactions in the medical technology industry to the relevant financial statistics for the proposed acquisition of Meridian by King. The following table presents the selected transactions utilized in Gerard Klauer Mattison’s analysis:

Target	Acquiror	Closing Date

Spacelabs Medical, Inc.	Instrumentarium Corporation	July 3, 2002
Surgical Dynamics Inc. — Spinal (Tyco)	Stryker Corp.	July 1, 2002
Raytel Medical Corporation	SHL Telemedicine Ltd.	June 5, 2002
Novametrix Medical Systems Inc.	Respironics, Inc.	April 15, 2002
TIMM Medical Technologies Inc.	Endocare Inc.	March 25, 2002
ORATEC Interventions Inc.	Smith & Nephew PLC	March 22, 2002
Unipath Limited	Inverness Medical Innovations Inc.	December 20, 2001
Imatron Inc.	GE Medical Systems	December 19, 2001
Kretztechnik AG	GE Medical Systems	October 10, 2001

Target	Acquiror	Closing Date

SurVivaLink Corp.	Cardiac Science, Inc.	September 27, 2001
Data Critical Corp.	GE Medical Systems	September 20, 2001
Minntech Corp.	Cantel Medical Corp.	September 7, 2001
Kendro Laboratory Products, L.P.	SPX Corp.	July 23, 2001
Shearwater Corp.	Inhale Therapeutic Systems, Inc.	July 2, 2001
ADAC Laboratories	Koninklijke Philips Electronics	December 18, 2000
Acuson Corporation	Siemens Medical Engineering Group AG	November 10, 2000
DJPharma, Inc.	Biovail Corporation International	October 6, 2000
Wesley Jessen Vision Care, Inc.	Novartis AG	October 2, 2000
Lunar Corporation	GE Medical Systems	August 8, 2000
Protocol Systems Inc.	Welch Allyn Inc.	July 13, 2000
Medco Research, Inc.	King Pharmaceuticals, Inc.	February 25, 2000
OEC Medical Systems	GE Medical Systems	November 29, 1999
Maxxim Medical, Inc.	Fox Paine & Management	November 12, 1999
Mentor Corp. (Opthalmic Unit)	Xomed Surgical Products	October 4, 1999
Ballard Medical Products	Kimberly-Clark Corporation	September 23, 1999
Copley Pharmaceutical, Inc.	Teva Pharmaceutical USA, Inc.	September 14, 1999
Advanced Inhalation Research, Inc.	Alkermes, Inc.	February 1, 1999
Biochem International Inc.	Smiths Group plc	January 22, 1999
TheraTech, Inc.	Watson Pharmaceuticals, Inc.	January 14, 1999
Circon Corporation	Maxxim Medical, Inc.	January 5, 1999
Marquette Medical Systems, Inc.	GE Medical Systems	November 20, 1998
Graphics Control Corporation	Tyco International Ltd.	November 2, 1998
ATL Ultrasound, Inc.	Philips Electronics	September 29, 1998
AcroMed Corp.	DePuy Inc.	June 3, 1998
Carnrick Laboratories, Inc.	Elan Corp. plc	May 29, 1998
Healthdyne Technologies, Inc.	Respironics Inc.	February 11, 1998

      Gerard Klauer Mattison reviewed publicly-available information to determine the purchase prices and multiples in the comparable transactions. The following table summarizes the multiples of latest twelve months revenue, EBITDA and net income and of premiums for the selected comparable transactions as compared to the proposed acquisition of Meridian by King:

			Selected Comparable Transactions

			Median		Harmonic Mean
	Meridian(1)		Multiple/Premium		Multiple/Premium

Latest Twelve Months Revenue(2)	2.7	x	1.7	x	1.8	x
Latest Twelve Months EBITDA(2)	11.9	x	12.6	x	12.6	x
Latest Twelve Months Net Income(2)	27.1	x	27.7	x	25.6	x
One Month Premium(3)	53.4%		29.8%		25.3%

(1)	Based on Meridian’s enterprise value calculated at $44.50 per share.

(2)	Based on Meridian’s management estimates of twelve months ended January 31, 2003.

(3)	Meridian’s premium is based on the closing price of Meridian common stock on September 18, 2002.

      Gerard Klauer Mattison noted that the proposed merger consideration of $44.50 per share is comparable to or exceeds the implied considerations determined by the above multiples and premiums.

      No transaction included in the comparable transactions analysis is identical to the acquisition of Meridian by King. Gerard Klauer Mattison made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Meridian, such as the impact of competition on the business of Meridian, industry growth and the absence of any material adverse changes in the financial condition and prospects of Meridian, the medical technology industry or the financial markets in general.

Selected Comparable Public Companies Analysis

      Gerard Klauer Mattison compared selected financial information of Meridian with publicly-available information of selected comparable public companies in the medical technology industry. Specifically, the comparable companies considered by Gerard Klauer Mattison included:

•	CONMED Corporation

•	DJ Orthopedics, Inc.

•	Exactech, Inc.

•	Haemonetics Corporation

•	Integra LifeSciences Holdings Corporation

•	Interpore International, Inc.

•	Quidel Corporation

•	Vital Signs, Inc.

•	Wright Medical Group, Inc.

      For each of the selected comparable companies, Gerard Klauer Mattison calculated and analyzed enterprise value multiples of financial criteria such as revenue and EBITDA and equity value multiples of earnings. The following table presents the implied enterprise and equity value multiples of Meridian compared to the selected comparable companies:

Selected Comparable Companies

		Reference Range			Harmonic
				Median	Mean
	Meridian(1)	Low	High	Multiple	Multiple

Latest Twelve Months Revenue(2)	2.8x	0.9x	3.8x	1.6x	1.6x
Calendar Year 2002 Revenue	2.7x	0.8x	3.6x	1.6x	1.6x

Latest Twelve Months EBITDA(2)	10.5x	4.9x	23.1x	9.2x	8.7x
Calendar Year 2002 EBITDA	11.9x	4.8x	22.0x	10.3x	8.3x

Latest Twelve Months Price/ Earnings(2)	20.7x	14.6x	57.3x	20.2x	21.2x
Calendar Year 2002 Price/ Earnings	25.0x	7.5x	42.2x	14.9x	16.5x
Calendar Year 2003 Price/ Earnings	19.4x	4.8x	38.8x	15.4x	12.2x

(1)	Based on Meridian’s implied transaction value calculated at $44.50 per share.

(2)	Based on latest twelve months ended July 31, 2002.

      Gerard Klauer Mattison noted that the consideration of $44.50 per share under the merger agreement is within the range of implied considerations determined by the revenue multiples, the EBITDA multiples and the earnings multiples.

      No company included in the peer group is identical to Meridian. In selecting and evaluating the comparable companies, Gerard Klauer Mattison made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters. Because of the inherent differences between the business, operations, financial condition and prospects of Meridian and those of the selected comparable companies, Gerard Klauer Mattison believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Gerard Klauer Mattison also looked at trends in certain historical financial metrics and ratios, such as sales and earnings growth, and operating margins, and compared differences in quarterly and annual trends of these metrics between Meridian and the selected comparable companies. This analysis did not lead to specific conclusions regarding the implied consideration, but rather were part of Gerard Klauer Mattison’s evaluation of the relevancy of the analysis of the comparable companies with regard to the particular circumstances of the merger.

Discounted Cash Flow Analysis

      The discounted cash flow analysis provides a net present value of the projected unlevered free cash flows of Meridian for the fiscal years 2003 through 2006. Gerard Klauer Mattison calculated the present value of the projected future equity value of Meridian using internal financial planning data prepared by Meridian’s management for fiscal years 2003 and 2004 and its own estimates for fiscal years 2005 and 2006 based on historical growth rates and margins. Gerard Klauer Mattison applied a range of discount rates of 20% to 28% and a range of exit multiples of 10.0x to 13.0x of estimated 2006 EBITDA. Both the discount rates and multiples were based on the medical technology industry cost of capital and trading ranges, respectively. This analysis calculated implied equity values ranging from $34.46 to $53.51 per share, and yielded the following results:

		Implied Aggregate Equity Value Per Share

		Assumed Exit Multiple of Estimated 2006 EBITDA

Discount Rates		10.0x	11.0x	12.0x	13.0x

	20%	$43.15	$46.60	$50.06	$53.51
	22%	40.72	43.95	47.19	50.42
	24%	38.47	41.50	44.54	47.57
	26%	36.39	39.24	42.09	44.94
	28%	34.46	37.14	39.82	42.50

      Gerard Klauer Mattison noted that the consideration of $44.50 per share under the merger agreement is within the range of implied considerations from the equity values resulting from its discounted cash flow analysis.

      The preparation of a fairness opinion is a complex process and, consequently, a fairness opinion is not easily summarized. Gerard Klauer Mattison believes that selecting any portion of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its opinion. In addition, Gerard Klauer Mattison may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of considerations resulting from any particular analysis described above should not be taken to be Gerard Klauer Mattison’s view of the actual value of Meridian. In performing its analyses, Gerard Klauer Mattison made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these matters are beyond the control of Meridian and any estimates contained in Gerard Klauer Mattison’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

      Gerard Klauer Mattison conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the consideration to be received by holders of Meridian common stock in the merger and its delivery of the fairness opinion to the Meridian board of directors. These analyses do not purport to be appraisals or to reflect the prices at which Meridian might actually be sold.

      The type and amount of consideration payable in the merger were determined through arm’s-length negotiations between Meridian and King and were approved by the Meridian board of directors. Gerard

Klauer Mattison provided advice to Meridian during these negotiations. Gerard Klauer Mattison did not, however, recommend any specific consideration to Meridian or that any specific amount of consideration constituted the only appropriate consideration.

      In connection with Gerard Klauer Mattison’s engagement, Meridian requested that Gerard Klauer Mattison evaluate the fairness, from a financial point of view, to the holders of Meridian common stock of the consideration provided for in the merger. Under the terms of an engagement letter, dated August 27, 2002, between Meridian and Gerard Klauer Mattison, Meridian agreed to pay Gerard Klauer Mattison a fee of $375,000 for rendering its fairness opinion, which fee was earned and payable upon date of delivery of the opinion. This fee will be credited against the financial advisory fees described below. Under the terms of the engagement letter, Meridian also agreed to pay Gerard Klauer Mattison a financial advisory fee in the event of a sale transaction with King in an amount equal to $1,300,000. In addition to the above described compensation, Meridian agreed to reimburse Gerard Klauer Mattison for all of its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Gerard Klauer Mattison and its affiliates and their respective directors, officers, agents and employees against liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Gerard Klauer Mattison’s engagement.

Material United States Federal Income Tax Consequences

     General

      The following is a summary of the material United States federal income tax consequences of the merger to Meridian stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice. These authorities are all subject to change, possibly on a retroactive basis, at any time, and, therefore, the following statements and conclusions could be altered or modified. It is assumed that the shares of Meridian common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Meridian stockholder in light of that Meridian stockholder’s personal investment circumstances, or Meridian stockholders subject to special treatment under the United States federal income tax laws, such as a life insurance company, tax-exempt organization, financial institution, United States expatriate, foreign corporation and nonresident alien individual. In addition, this discussion does not address the aspects of United States federal income taxation that may be relevant to a Meridian stockholder who holds shares of Meridian common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or to a Meridian stockholder who holds shares of Meridian common stock in an individual retirement account, 401(k) plan or similar tax-favored account or to a Meridian stockholder who acquired shares of Meridian common stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a Meridian stockholder.

     Consequences Of The Merger To Meridian Stockholders

      The receipt of the merger consideration in the merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of Meridian common stock will recognize gain or loss equal to the difference between the amount of cash received and the stockholder’s adjusted tax basis in the shares of Meridian common stock converted in the merger. Gain or loss will be calculated separately for each identifiable block of shares converted in the merger (i.e., shares acquired at the same cost in a single transaction). The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, at the effective time of the merger, the shares of Meridian common stock so converted were held for more than one year. In the case of noncorporate stockholders, including individuals, long-term capital gain is currently eligible for reduced rates of United States federal income tax. There are limitations on the deductibility of capital losses.

     Backup Withholding

      Under the United States federal income tax backup withholding rules, unless an exemption applies, backup withholding at a rate of 30% will apply to the payment of merger consideration unless the Meridian stockholder or other payee provides a taxpayer identification number, or “TIN” (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), and certifies under penalties of perjury that its TIN is correct, the stockholder is not subject to backup withholding and the stockholder is a United States person. Each Meridian stockholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent. The exemptions provide that certain persons (including, among others, corporations and certain foreign individuals) are generally not subject to backup withholding. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (such as a Certificate of Foreign Status on Internal Revenue Service Form W-8BEN) attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the stockholder’s United States federal income tax liability for that year.

      You should consult your own tax advisors to determine the United States federal, state and local and foreign tax consequences of the merger to you in view of your own particular circumstances.

Governmental and Regulatory Approvals

      While we believe that we will receive the regulatory approvals and clearances for the merger that are described below in the fourth calendar quarter of 2002 or early in the first calendar quarter of 2003, we cannot be certain that the merger will receive the necessary regulatory approvals or as to the timing for the grant or denial of these approvals. Under the merger agreement, we and King have agreed to use commercially reasonable efforts to, among other things, take any action or obtain any clearance or approval required by any governmental authority or applicable law, subject to the limitations described under “The Merger Agreement — Agreement To Cooperate.”

      Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or “HSR Act,” and the rules and regulations promulgated thereunder applicable to the merger, the merger may not be completed until applicable waiting period requirements have expired or been terminated. We and King filed the requisite notification reports with the Department of Justice and Federal Trade Commission on October      , 2002. The waiting period under the HSR Act will expire at 11:59 p.m. on November      , 2002, unless this period is terminated earlier or extended.

      The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of King or Meridian or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances.

Accounting Treatment

      The merger will be accounted for by the use of the purchase method of accounting, in accordance with United States GAAP. This means that King will record as goodwill the excess of the purchase price of Meridian over the fair value of our identifiable assets, including intangible assets, and liabilities.

Interests of Certain Persons in the Merger

General

      Some of our executive officers and directors have interests in the merger that are or may be considered different from, or in addition to, the interests of our stockholders generally. These interests arise primarily out of either employment agreements with Meridian, change of control agreements with Meridian, participation in Meridian benefit plans, or ownership of stock options of Meridian, and are more fully described below.

      Our board was aware of and considered these interests when it approved the merger agreement and the merger. We summarize below the material interests of our directors and executive officers in the merger.

Interests In Stock Options

      As of October 18, 2002, the following directors and executive officers of Meridian held vested and unvested options under the Survival Technology, Inc. 1986 Stock Option Plan, the Brunswick Biomedical Corporation 1993 Stock Option Plan, the Meridian Medical Technologies, Inc. 1997 Long-Term Incentive Plan and the Meridian Medical Technologies, Inc. 2000 Stock Incentive Plan (the “option plans”) to acquire the number of shares and entitling such person to receive an amount pursuant to such options at the effective time of the merger, in each case set forth opposite such person’s name:

		Amount Payable		Amount Payable
	Number of	for	Number of	for	Total
Name and Position	Vested Shares	Vested Shares	Unvested Shares	Unvested Shares	Amount Payable

James H. Miller	396,012	$14,481,574	102,500	$2,801,150	$17,282,724
Chairman, President and Chief Executive Officer
Thomas L. Anderson	6,000	$159,915	9,000	$258,165	$418,080
Director
Bruce M. Dresner	25,500	$876,696	15,000	$488,000	$1,364,696
Director
Robert G. Foster	41,800	$1,542,591	15,000	$488,000	$2,030,591
Director
David L. Lougee	22,300	$757,731	15,000	$488,000	$1,245,731
Director
Peter A. Garbis	40,750	$1,443,280	14,900	$448,305	$1,891,585
Vice President, Organization Development
Robert J. Kilgore	21,250	$674,569	48,750	$1,684,256	$2,358,825
Senior Vice President and General Manager, Specialty Pharmaceuticals
Dennis P. O’Brien	53,750	$1,767,694	41,250	$1,281,756	$3,049,450
Vice President of Finance and Chief Financial Officer
Carl J. Rebert	0	$0	25,000	$111,250	$111,250
President, Cardiopulmonary Systems
Gerald L. Wannarka	62,175	$2,152,913	26,725	$781,963	$2,934,875
Senior Vice President and Chief Technology Officer

      The amount required to be paid to all holders of options granted under the option plans will be $41,610,842.

Employment Agreement with James H. Miller

      Under the terms of the employment agreement approved by the board of directors between Meridian and James H. Miller, our Chairman, President and Chief Executive Officer, dated as of December 6, 2001,

Mr. Miller would have been entitled to the following payments had he terminated his employment for “good reason” (as defined in his employment agreement) at the effective time of the merger:

•	his full base compensation earned through the date of the effective time of the merger;

•	any bonus to which he had become entitled but which had not yet been paid to him;

•	a lump sum cash payment equal to the product of (a) three and (b) his combined base compensation for the twelve-month period immediately preceding the date of the effective time of the merger;

•	a lump sum cash payment equal to his “annual bonus” (defined as the greater of (a) the annual bonus paid or payable to him for the fiscal year immediately preceding the date of the effective time of the merger and (b) the average of the bonuses paid or payable to him in the three fiscal years immediately preceding the fiscal year in which the merger occurs); and

•	a lump sum cash payment equal to the product of (a) his annual bonus (as determined under the preceding bullet) and (b) a fraction, the numerator of which is the number of days in the then-current fiscal year through the date of the effective time of the merger and the denominator of which is 365.

      In connection with the merger, the board of directors approved an amendment to Mr. Miller’s employment agreement, providing that at the effective time of the merger Mr. Miller will be entitled to receive the payments described above without Mr. Miller’s being required to terminate his employment with Meridian. It is currently anticipated Mr. Miller will continue to be employed by Meridian after the effective time of the merger.

      In addition, for the 36-month period following Mr. Miller’s termination of employment with King and its affiliates (including Meridian), Mr. Miller will be entitled to life, disability, accident and health insurance coverage (under Meridian’s plan and policies) that are substantially the same as that which he received immediately prior to his date of termination of employment, provided that if any such benefits cannot be provided to Mr. Miller or his dependents, beneficiaries or estate under any of Meridian’s plans, Meridian will cause Mr. Miller to receive such benefits under alternative plans or arrangements that provide such coverage on substantially the same terms and at a cost to Mr. Miller that is not greater than that incurred by him (determined on an after-tax basis) immediately prior to the date of his termination of employment.

      Mr. Miller is also entitled to receive a gross-up payment to cover any excise taxes that may be payable under Section 4999 of the Internal Revenue Code and for any taxes imposed on that additional payment.

      Accordingly, if the merger were completed on December 31, 2002, Mr. Miller would be paid at the effective time of the merger a lump sum cash payment (excluding any accrued compensation and any gross-up payment for excise taxes imposed under Section 4999 of the Internal Revenue Code) of approximately $1,635,925 pursuant to the terms of his amended employment agreement.

Change of Control Agreements

      Meridian has previously entered into change of control agreements with Messrs. Rebert, Wannarka, Kilgore, O’Brien and Garbis. These agreements provide for severance benefits in the event of an occurrence of a “termination event” (defined as a termination of employment other than by reason of death, disability or retirement on or after the date on which such officer or executive attains age 65, by Meridian without cause or by the executive upon the occurrence of one or a number of certain specified events) within the 24-month period following a change of control. The merger will constitute a change of control under these agreements. In the event a termination event occurs with respect to one of the officers or executives set forth above, he will become entitled to the following:

•	his full base compensation earned through the date of the termination event;

•	any bonus to which he had become entitled but had not yet been paid;

•	a lump sum cash payment equal to the sum of (a) his combined base compensation for the 12-month period immediately preceding the date on which notice is given that he is terminated or will terminate employment and (b) his annual bonus (defined as the greater of (i) the annual bonus paid or payable to such officer or executive for the fiscal year immediately preceding the date of termination and (ii) the average of the bonuses paid or payable to the officer or executive in the three fiscal years immediately preceding the fiscal year in which the change of control falls); and

•	a lump sum cash payment equal to the higher of the target bonus to which he would have become entitled for the fiscal year in which the termination event falls, assuming all applicable performance goals for the year of termination would have been satisfied, or his annual bonus (as defined under the preceding bullet) multiplied by a fraction, the numerator of which is the number of days in the then-current fiscal year through the termination event and the denominator of which is 365.

      In addition, Meridian will maintain for a period of 12 months following the date of the termination event, the executive’s eligibility for and participation in any health and life insurance plans in which he was eligible to participate prior to the termination event and upon the same basis and cost as prior to the termination event, provided that if, for any reason, Meridian is unable to continue his participation in any such plan, Meridian will cause the executive to be eligible to participate in a substantially equivalent arrangement upon substantially the same basis and cost (determined on an after-tax basis) as prior to the termination event.

      If the payment of any amounts under the change of control agreements would not be deductible by reason of Section 280G of the Internal Revenue Code, then to the extent necessary to make any such portion of the amounts deductible, the cash payments under the agreements will be reduced (if necessary, to zero) and the health and life insurance benefits will next be reduced.

      Assuming each of these individuals were entitled to terminate his employment agreement at the effective time of the merger and the merger was completed on December 31, 2002, they would receive lump sum cash payments in the amounts set forth opposite their respective names under their change of control agreements:

Name	Payment Amount

Carl J. Rebert	$264,225
Gerald L. Wannarka	$281,834
Robert J. Kilgore	$247,138
Dennis P. O’Brien	$284,002
Peter A. Garbis	$225,270

Other Interests

      In addition to the cash payments some of our executive officers and directors will receive with respect to the cancellation of their stock options, Messrs. Miller and Kilgore participate in and have account balances under Meridian’s Nonqualified Deferred Compensation Plan. The Nonqualified Deferred Compensation Plan provides that all account balances will vest in a single lump sum immediately upon the occurrence of a change of control, and Messrs. Miller and Kilgore will be paid their entire account balances in single lump sums immediately. The merger will constitute a change of control for purposes of the plan. Assuming the merger is completed on December 31, 2002, Messrs. Miller and Kilgore would be entitled to receive single lump sums of approximately $60,976 and $14,865, respectively, under this plan.

      Meridian has had under consideration entering into an agreement with a company which director Robert G. Foster has an interest. No definitive terms have been reached with respect to such potential relationship. The potential relationship has been disclosed to King and King has expressed an interest in possibly pursuing a potential relationship.

Indemnification And Insurance

      King, Meridian and Merlin have agreed that, to the fullest extent permitted under applicable law, after the merger becomes effective, King will indemnify and hold harmless each present and former director and officer of Meridian or any of our subsidiaries against any costs or expenses (including advancing reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with the fact that such person is or was a director, officer or employee of Meridian or any actual or threatened claim, action, suit, proceeding or investigation arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred prior to or after the effective time of the merger or the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement. Persons eligible for indemnification are referred to in this document as the “indemnified parties.”

      King has agreed that, for a period of six years after the effective time of the merger, it will use its commercially reasonable efforts to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Meridian and our subsidiaries (provided that King may substitute third–party policies of at least the same coverage and amounts containing terms and conditions that are not materially less favorable than such policies) with respect to matters arising on or before the effective time of the merger. However, after the effective time, the surviving corporation will not be required to pay annual premiums for coverage in excess of 200% of the premium paid in the year before the merger.

Appraisal Rights

      Delaware law entitles the holders of record of shares of Meridian common stock that follow the procedures specified in Section 262 of the DGCL to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” of these shares as of the completion of the merger as determined by the court instead of the merger consideration. In order to exercise these rights, you must demand and perfect your rights in accordance with Section 262. The following is a summary of the material provisions of Section 262 and is qualified in its entirety by reference to Section 262, a complete copy of which is attached as Appendix C to this proxy statement. You should carefully review Section 262 as well as the information discussed below to determine your rights to appraisal.

      If you elect to exercise the right to an appraisal under Section 262, you must do all of the following:

•	file with Meridian at its main office in Columbia, Maryland, a written demand for appraisal of shares of Meridian common stock held before the vote is taken on the merger agreement and the merger at our special meeting. This demand must identify the Meridian stockholder and expressly request an appraisal. This written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement because voting against or abstaining from voting or failing to vote on the merger agreement will not constitute a demand for appraisal within the meaning of Section 262;

•	not vote in favor of, or consent in writing to, the merger agreement and the merger. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement and the merger, by proxy or in person, or the return of a signed proxy card that does not specify a vote against approval and adoption of the merger agreement and the merger, or that does not specify that you abstain from voting on the merger agreement and the merger, will constitute a waiver of your right of appraisal and will nullify any previously filed written demand for appraisal; and

•	continuously hold shares of Meridian common stock through the completion of the merger.

      All written demands for appraisal should be addressed to Meridian Medical Technologies, Inc., 10240 Old Columbia Road, Columbia, Maryland 21046, Attention: Dennis P. O’Brien, before the vote is taken on the merger agreement and the merger at the special meeting, and should be executed by, or on behalf of, the holder of record of the relevant shares of Meridian common stock. This demand must reasonably inform Meridian of the identity of the stockholder and that the stockholder is thereby demanding appraisal of the stockholder’s shares of Meridian common stock.

      Within ten days after the completion of the merger, the surviving corporation of the merger will give written notice of the completion of the merger to each Meridian stockholder that has satisfied the requirements of Section 262 and has not voted for or consented to the proposal to approve and adopt the merger agreement and the merger. We refer to such a stockholder as a “dissenting stockholder.” Within 120 days after the completion of the merger, the surviving corporation or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of

Meridian common stock that are held by all dissenting stockholders. We advise any dissenting stockholder desiring to file this petition to file on a timely basis unless the dissenting stockholder receives notice that a petition has already been filed by the surviving corporation or another dissenting stockholder.

      If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights. The court then will determine the fair value of the shares of Meridian common stock held by the dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining the fair value, the court will take into account all relevant factors. The court may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding may be determined by the court and charged against the parties as the court determines to be equitable under the circumstances. Upon the application of any stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the shares of Meridian common stock of stockholders entitled to such interest. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Meridian common stock entitled to appraisal.

      From and after the completion of the merger, no dissenting stockholder will have any rights of a Meridian stockholder with respect to that dissenting stockholder’s shares for any purpose, except to receive payment of its fair value and to receive payment of dividends or other distributions on that dissenting stockholder’s shares of Meridian common stock, if any, payable to Meridian stockholders of record as of a date prior to the completion of the merger. If a dissenting stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the Agreement and Plan of Merger, which we refer to as the “merger agreement.” The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement and is incorporated herein by reference. We encourage you to read the merger agreement because it, and not this summary, is the legal document that governs the merger.

Structure and Effective Time

      The merger agreement provides for the merger of Merlin with and into Meridian upon the terms and subject to the conditions of the merger agreement. Meridian will survive the merger and continue to exist after the merger as a wholly owned subsidiary of King.

      The closing of the merger will occur on the first business day after the satisfaction or waiver of all conditions in the merger agreement (except for those conditions to be satisfied or waived at the closing). The merger will become effective at the time the certificate of merger is filed with the Delaware Secretary of State. The parties will file the certificate of merger as soon as practicable on the closing date.

      We cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. For more information, see “— Conditions to the Merger.” We intend to complete the merger as promptly as practicable subject to receipt of Meridian stockholder approval and all requisite regulatory approvals. We expect to close the merger in the fourth quarter of 2002 or early in the first quarter of 2003. For more information, see “The Merger — Governmental and Regulatory Approvals,” “— Agreement To Cooperate” and “— Conditions to the Merger.”

Merger Consideration

      The merger agreement provides that each share of Meridian common stock outstanding immediately prior to the effective time of the merger will be cancelled and converted at the effective time of the merger into the right to receive $44.50 in cash, without interest, from King. We refer to this amount throughout this document as the “merger consideration.” The merger consideration represents a premium of 17% over the closing price of Meridian’s Stock on October 18, 2002 of $38.15 per share, a 26% premium over the average closing price of our stock or the 20 trading days prior to the signing of the merger agreement of $35.21 per share and a 51% premium over the one-year closing price of our stock prior to the signing of the Merger Agreement of $29.49 per share.

      Each holder of a certificate representing shares of Meridian common stock will have no further rights with respect to these shares, other than the right to receive the merger consideration applicable to those shares.

      Shares of Meridian common stock that are outstanding immediately prior to the merger and held by any dissenting stockholder who properly perfects his or her appraisal rights will not be converted into the right to receive $44.50 in cash, but rather the dissenting stockholder will be entitled to payment of the fair value of his or her dissenting shares in accordance with and subject to Section 262 of the DGCL. For more information see the section entitled “The Merger — Appraisal Rights.”

Payment Procedures

      King will select a bank reasonably acceptable to Meridian to act as paying agent. The paying agent will make payment of the merger consideration in exchange for certificates representing the outstanding shares of Meridian common stock. King will deposit sufficient cash with the paying agent on or prior to the effective time in order to permit the payment of the merger consideration. As promptly as practicable after the effective time, the paying agent will send to our stockholders a letter of transmittal and instructions explaining how to send their stock certificates to the paying agent. The paying agent will mail checks for the appropriate merger consideration (without interest), minus any withholding taxes required by law, to our stockholders promptly following the paying agent’s receipt and processing of Meridian stock certificates and properly completed transmittal documents.

      Please do not send your stock certificate at this time.

Treatment of Meridian Stock Options

      Under the terms of the merger agreement, each outstanding option under our stock option plans immediately before the effective time of the merger, will, at the effective time of the merger, be cancelled, and each option holder will be entitled to receive an amount in cash equal to the product of (a) the number of shares of common stock subject to such option, and (b) the excess of $44.50 over the exercise price of such option.

Directors and Officers

      The merger agreement provides that the directors of Merlin immediately before the effective time of the merger will be the directors of the surviving corporation after the merger. The merger agreement provides that the officers of Meridian immediately before the effective time of the merger will be the officers of the surviving corporation after the merger, until replaced.

Representations and Warranties

      The merger agreement contains representations and warranties by Meridian and King regarding various legal, financial, business and regulatory matters. The representations and warranties will not survive after the merger.

Covenants; Conduct of the Business of Meridian Prior to the Merger

      Under the terms of the merger agreement, we have agreed to use our commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any persons necessary or desirable for the consummation of the merger, including, in the case of Meridian, obtaining the requisite approval of our stockholders and all requisite regulatory approvals. None of Meridian, King or Merlin may take any action that would substantially impair the prospects of completing, or would materially delay, the merger.

      The merger agreement provides that Meridian will, and will cause each of its subsidiaries to carry on its respective business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the merger agreement and to use its commercially reasonable efforts to preserve its business and relationship with customers, employees and others. In addition, Meridian may not, without the prior written consent of King, except as otherwise provided in the merger agreement declare, set aside or pay any dividends on any of its capital stock; issue any capital stock or options for any capital stock, amend its organizational documents, sell any assets or properties (other than inventory), incur indebtedness or make loans, make capital expenditures except in accordance with Meridian’s capital budget, pay, settle or discharge any liabilities or waive any material rights, acquire any other business or entity; enter into any material contracts; increase the compensation or fringe benefits of its directors, officers or employees except in a manner consistent with past practice; or take other specified actions, other than in the ordinary course of business, that might impact its financial condition or business.

No Solicitation

      The merger agreement provides that we will not, and will cause our subsidiaries not to, directly or indirectly, solicit, initiate or take any action to facilitate, or permit any of our officers, directors, employees or agents to, directly or indirectly, solicit, initiate or facilitate the making of any proposal which constitutes or may reasonably be expected to lead to any competing takeover proposal. The board of directors, however, is permitted to recommend or endorse any competing takeover proposal or participate in any discussions or negotiations relating to such competing proposal if the board determines in good faith (after consultation with outside counsel and its financial advisors) that the failure to do so would constitute a breach of its fiduciary duty to the stockholders.

      A “takeover proposal” is any tender or exchange offer, proposal for merger, consolidation or other business combination involving Meridian or any of our subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Meridian or any of our subsidiaries, other than the transactions contemplated or permitted by the merger agreement.

      The merger agreement requires us to immediately notify King orally and promptly notify King in writing after receipt of any takeover proposal indicating in reasonable detail the identity of the potential acquiror and all the relevant details of the takeover proposal.

      If we receive a takeover proposal which our board of directors reasonably determines in good faith (after consultation with outside counsel and its financial advisors) is superior to the merger and termination of the merger agreement is necessary for our board of directors to comply with their fiduciary duties under applicable law, we may terminate the merger agreement and pursue such superior takeover proposal if we give King seven days to match such superior takeover proposal, King refuses to do so and we pay King a termination fee of $7.4 million. For more information see the section entitled “— Termination” and “— Termination Fee.”

Employee Benefits

      King has agreed that, for a period of six months immediately following the effective date of the merger and subject to applicable collective bargaining agreements, it will maintain all of our employee benefit plans, other than our stock option plans and any other plans to the extent they provide for the issuance of Meridian common stock or benefits based on the value of Meridian common stock, in effect as of the effective date of the merger for the benefit of employees of Meridian at the effective time of the merger who continue to be employed by the surviving corporation and its subsidiaries without any reduction in, or elimination of, benefits.

      Upon the expiration of that six month period, and subject to applicable collective bargaining agreements, employees of Meridian at the effective time of the merger who continue to be employed by the surviving corporation and its subsidiaries will generally receive credit for all purposes (other than for purposes of benefit accrual under a defined benefit plan and other than as would result in the duplication of benefits) under any employee benefit plan, severance plan or vacation plan made available by King or any of its subsidiaries to those employees. Any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in any plans of King or its subsidiaries made available to such employees that provides medical, dental or other welfare benefits will not apply to the extent such periods, exclusions or requirements did not apply to such employees under our corresponding plans immediately prior to the end of the six-month period. In addition, employees of Meridian at the effective time of the merger who continue to be employed by the surviving corporation and its subsidiaries will generally receive full credit under King’s applicable vacation plans and policies for unused vacation credited to such employees as of the expiration of the six-month period referred to above.

      King has agreed to honor all of our obligations under our compensation and employee benefit plans and under all employment and severance agreements disclosed to King to which we or any of our affiliates is party as of the closing date. King has acknowledged that consummation of the transactions contemplated by the merger agreement will constitute a “change of control” for purposes of certain agreements and our stock option plans.

Agreement to Cooperate

      We and King have agreed to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete and make effective the merger. This includes the use of commercially reasonable efforts to:

•	make all filings and other required submissions, as required under the U.S. federal antitrust laws;

•	obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Meridian and King and their respective subsidiaries; and

•	obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings, and submissions.

      We and King have also agreed to take any action, make any undertaking and receive any clearance or approval required by any governmental authority or applicable law, provided, however that King is not required to divest or hold separate any assets in order to consummate the merger.

Indemnification and Insurance

      King has agreed that the indemnification provisions and the limitations on liability existing in favor of directors, officers and employees of Meridian contained in our certificate of incorporation and bylaws as in effect at the effective time of the merger will survive the merger and will continue in full force and effect from and after the effective time of the merger.

      King, Meridian and Merlin have agreed that, to the fullest extent permitted under applicable law, after the merger becomes effective, King will indemnify and hold harmless each present and former director and officer of Meridian or any of our subsidiaries against any costs or expenses (including advancing reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of, relating to or in connection with the fact that such person is or was a director, officer or employee of Meridian or any action or omission occurring or alleged to have occurred prior to or after the effective time of the merger or the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement. Persons eligible for indemnification are referred to in this document as the “indemnified parties.”

      King has agreed that, for a period of up to six years after the effective time of the merger, it will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Meridian and our subsidiaries (provided, that King may substitute third-party policies of at least the same coverage and amounts containing terms and conditions that are not less favorable than such policies) with respect to matters arising on or before the effective time of the merger. However, after the effective time, King will not be required to pay for coverage of annual premiums in excess of 200% of the premium paid in the year before the merger.

The Meridian Board Recommendation

      The merger agreement provides that our board will recommend that the Meridian stockholders vote in favor of the approval and adoption of the merger agreement and the merger. However, our board may withdraw or modify its recommendation prior to stockholder approval of the merger agreement, if our board determines in good faith, after consultation with outside counsel and its financial advisors, that it is necessary to do so in order to comply with its fiduciary obligations. Notwithstanding any such withdrawal or modification, Meridian is required to submit the merger agreement to a vote at the special meeting unless the merger agreement is terminated in accordance with its terms.

      A withdrawal or adverse change in any respect of our board’s recommendation or failure to reaffirm such recommendation may permit King to terminate the merger agreement and give rise to the payment of a termination fee of $7.4 million as described under “— Termination Fee.”

Conditions to the Merger

      The obligations of Meridian, King and Merlin to complete the merger are subject to the satisfaction of each of the conditions described below:

(1) the requisite majority stockholder approval of Meridian shall have been obtained;

(2) the waiting period applicable to completion of the merger under the HSR Act having expired or been terminated; and

(3) no judgment, injunction, order or decree of any court or governmental authority of competent jurisdiction prohibiting the completion of the merger shall be in effect.

      Unless waived by King, the obligations of King and Merlin to complete the merger are subject to the satisfaction of the following additional conditions:

(1) our representations and warranties being true and correct in all material respects both as of the date of the merger agreement and the effective date of the merger; provided, that King and Merlin can only refuse to close under this condition precedent if our failure to comply with our representations and warranties (a) constitutes a material adverse effect on Meridian and (b) in the reasonable good faith judgment of the King board of directors, has adversely affected the anticipated economic and business benefits of the merger to King in any material way;

(2) our performance in all material respects of all of our obligations under the merger agreement;

(3) there shall not be pending any suit, action or proceeding having a reasonable likelihood of success, challenging the merger or seeking to prohibit or materially limit the ownership, operation or control of Meridian by King;

(4) absence of any legal prohibitions or restraints that would reasonably be expected to result in a prohibition or material limitation on the ownership, operation or control of Meridian by King; and

(5) material consents from third parties related to the consummation of the merger shall have been obtained.

      Unless waived by us, our obligation to complete the merger is subject to the satisfaction of the following additional conditions:

(1) King’s and Merlin’s representations and warranties being true and correct in all material respects both as of the date of the merger agreement and the effective date of the merger; provided, that we can only refuse to close under this condition precedent if their failure to comply with their representations and warranties, individually or in the aggregate, could reasonably be expected to prevent or materially delay the consummation of the merger by King; and

(2) King’s and Merlin’s performance in all material respects of all of their obligations under the merger agreement.

Important Definitions

      In the merger agreement, the phrase “Material Adverse Effect” in reference to us means any change, effect, event, occurrence, state of facts or development or developments which individually or in the aggregate could reasonably be expected to result in any change or effect, that (a) is materially adverse to the (i) business, (ii) properties, (iii) financial condition, or (iv) results of operations of Meridian and our subsidiaries, taken as a whole, or (b) could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Meridian of the merger or the other transactions contemplated by the merger agreement. However, the phrase “Material Adverse Effect” specifically excludes:

(1) the impact of changes in general economic and/or financial market conditions;

(2) the impact of changes affecting the medical device industry or pharmaceutical industry generally, except those events, circumstances, changes or effects that adversely affect Meridian and its subsidiaries to a greater extent than they affect other entities operating in the industry;

(3) the actions or omissions of Meridian or any of our subsidiaries taken with the prior written consent of King in contemplation of the merger; or

(4) the fees and expenses of the Meridian’s third party advisors engaged in connection with the merger or any filing or other governmental fees related to the merger.

Termination

      The merger agreement may be terminated at any time prior to the effective date of the merger as follows:

(1) by the mutual written consent of Meridian, King and Merlin;

(2) by either party, if the merger shall not have taken place on or before February 15, 2003, unless the failure of the closing to occur by this date is due to the failure of the party seeking to terminate the agreement to perform or observe its covenants and agreements in the merger agreement;

(3) by either party, if any governmental entity issues an order, decree or ruling, restraining, or otherwise preventing or prohibiting the merger and such order, decree or ruling becomes final and nonappealable or remains in effect for 60 days;

(4) by either party, if the merger agreement fails to be adopted and approved at the special meeting by the requisite stockholder vote;

(5) by either party, if there has been a breach (which has not been cured within the time period allowed) by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement, or if any representation or warranty shall become untrue, where such breach would constitute a valid condition allowing the terminating party to refuse to close;

(6) by King, if our board of directors has withdrawn its approval or recommendation to our stockholders of the merger or the merger agreement or fails to reaffirm its recommendation if required to do so under the terms of the merger agreement or if our board of directors resolves to enter into, or we enter into, an agreement for a competing takeover proposal, and in this event, Meridian will pay King the termination fee of $7.4 million;

(7) by King, if any governmental entity issues an order, decree or ruling that would prohibit or materially limit the ownership, operation or control of Meridian by King and such order, decree or ruling becomes final and nonappealable or is in effect for more than 60 days; and

(8) by Meridian, in order to enter into an agreement for a competing takeover proposal if our board of directors reasonably determines in good faith (after consultation with outside counsel and its financial advisors) that such takeover proposal is superior to the merger and that termination of the merger agreement is necessary for our board of directors to comply with their fiduciary duties under applicable law if, seven days after receiving notice of the terms of such agreement, King fails to match the terms of such agreement, and in such event, Meridian will pay King the termination fee of $7.4 million

Termination Fee

      Whether or not the merger is consummated, expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring those expenses. However, in the event of the termination of the merger agreement, Meridian will be required to pay fees and expenses under the circumstances outlined below:

(1) Meridian will pay King a termination fee of $7.4 million if King terminates the merger agreement for one of the reasons listed below:

•	Meridian’s board of directors withdraws, modifies or changes its recommendation of the merger or resolves to do so;

•	Meridian’s board of directors does not reaffirm its recommendation for the merger agreement within five days of a request made by King;

•	Meridian’s board of directors resolves to enter into, or Meridian enters into, an agreement for a competing takeover proposal.

(2) Meridian will pay King a termination fee of $7.4 million if Meridian terminates the merger agreement after (a) Meridian gives King notice of Meridian resolving to enter into an agreement for a competing takeover proposal if our board of directors reasonably determines in good faith (after consultation with outside counsel and its financial advisors) that such takeover proposal is superior to the merger and that termination of the merger agreement is necessary for our board of directors to comply with their fiduciary duties under applicable law, and (b) King fails to match the terms of this agreement.

(3) If King or Meridian terminates the merger agreement because Meridian stockholders do not approve the merger agreement and (a) prior to the failure of approval of the stockholders, a competing takeover proposal relating to Meridian has been made to Meridian or its stockholders or is otherwise publicly announced, and (b) Meridian either consummates any transaction constituting a takeover proposal within 12 months of the date of termination or enters into an agreement with respect to any takeover proposal within this 12 month period, then Meridian will pay King a termination fee of $7.4 million.

Expenses

      Except as described above in “— Termination —”, the merger agreement provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the expenses, including those expenses incurred by Meridian in connection with printing and filing this proxy statement.

Stock Ownership of Management and Certain Stockholders of Meridian

      The following table sets forth information about the beneficial ownership of our common stock as of October 19, 2002, by (a) each person who is the beneficial owner of more than five percent of the outstanding shares of our common stock, (b) each of our directors, (c) each of our executive officers, and (d) all of our executive officers and directors as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For the purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days after the date of this proxy statement.

	Number of Shares
	Beneficially Owned		Percent of
Beneficial Owner	Directly or Indirectly(1)(2)		Class(3)

Dimensional Fund Advisors, Inc.	415,400	(4)	9.1%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401
Hathaway & Associates Ltd.	344,000	(4)	7.6%
119 Rowayton Avenue Rowayton, CT 06853
Mylan Laboratories, Inc.	228,673	(4)	5.0%
P.O. Box 4310 781 Chestnut Ridge Road Morgantown, West Virginia 26504
Thomas L. Anderson	6,000		*
Bruce M. Dresner	28,425		*
Robert G. Foster	63,637	(5)	1.39%
David L. Lougee	24,093		*
James H. Miller	403,180	(6)	8.16%
Peter A. Garbis	41,306		*
Robert J. Kilgore	21,250		*
Dennis P. O’Brien	56,131		1.22%
Carl J. Rebert	0		*
Gerald L. Wannarka	62,650		1.36%
All directors and executive officers as a group (10 persons)	706,672		13.53%

*	Less than 1%

(1)	Unless otherwise indicated, includes shares held directly by the individual as well as by such individual’s spouse, shares held in trust and in other forms of indirect ownership over which shares the individual effectively exercises sole voting and investment power and shares which the named individual has a right to acquire within sixty days of October 19, 2002, pursuant to the exercise of stock options or warrants.

(2)	Includes the following number of shares of common stock issuable upon exercise of stock options exercisable within 60 days of October 19, 2002: Mr. Anderson, 6,000; Mr. Dresner, 26,925; Mr. Foster, 43,225; Mr. Lougee, 23,725; Mr. Miller, 398,512; Mr. Garbis, 41,150; Mr. Kilgore, 21,250; Mr. O’Brien, 53,750; Dr. Wannarka, 62,650; and all directors and executive officers as a group, 677,187.

(3)	Based upon 4,544,321 shares of common stock outstanding as of the record date, plus shares of common stock issuable within 60 days of October 19, 2002 under option or warrant.

(4)	The information set forth in the table above is derived solely from a Schedule 13D or 13G or the most recent amendment thereof filed with the Commission.

(5)	Includes 15,070 shares of common stock held jointly by Mr. Foster with his wife or children, 342 shares held individually by Mr. Foster, 5,000 shares held by a profit sharing plan for the benefit of Mr. Foster, 43,225 shares subject to options exercisable within 60 days, but excludes 2,900 shares of common stock held individually by Mr. Foster’s wife through an IRA. Mr. Foster disclaims beneficial ownership of the shares of common stock held individually by his wife through an IRA.

(6)	Includes 4,668 shares of common stock, but excludes 760 shares of common stock held by Mr. Miller’s children and grandchildren. Mr. Miller disclaims beneficial ownership of the shares of common stock held by his children and grandchildren.

Market Price of Meridian Common Stock and Dividend Information

      Meridian common stock is traded on the Nasdaq National Market. The table below sets forth by quarter, since the first quarter of 2001, the high and low sale prices of Meridian common stock on the Nasdaq National Market, as reported in The Wall Street Journal.

	High	Low

Fiscal 2003 Quarters
First (through October 25, 2002)	44.280	22.900
Fiscal 2002 Quarters
Fourth	41.250	31.200
Third	42.950	19.600
Second	28.500	16.620
First	25.250	10.950
Fiscal 2001 Quarters
Fourth	16.000	11.500
Third	13.375	8.875
Second	14.125	9.500
First	19.313	10.250

      On October 18, 2002, as reported on the Nasdaq, the last full trading day prior to the public announcement of the merger agreement, the high sale price of Meridian common stock was $39.95 and the low sale price was $38.15. On November      , 2002 the last full trading day prior to the date of this proxy statement, the closing price of Meridian common stock as reported on the Nasdaq was $                    . As of November      , 2002, the approximate number of holders of Meridian’s common stock was [               ].

      You are encouraged to obtain current market quotations for Meridian common stock.

      The board of directors has not declared any dividends on Meridian’s common stock since its organization.

FUTURE STOCKHOLDER PROPOSALS

      We intend to hold an annual meeting in 2003 only if the merger is not completed. To the extent that an annual meeting of Meridian stockholders is held in 2003, a stockholder proposal to be timely for purposes of Rule 14a-8 of the SEC under the Securities Exchange Act of 1934 or for purposes of Meridian’s bylaws must have been received by July 16, 2002. However, if the annual meeting is not held within 30 days of December 6, 2002, stockholder nominations of director candidates and other stockholder proposals must be received by the tenth business day following the earlier of the day on which notice of the 2003 annual meeting of stockholders is mailed by Meridian or public disclosure of the date of the 2003 annual meeting is made.

FORWARD-LOOKING STATEMENTS

      This proxy statement includes “forward–looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) with respect to our financial performance and the merger. Forward-looking statements are typically identified by future or conditional verbs or similar expressions regarding events that have yet to occur such as “anticipates,” “intends,” “expects,” “plans,” “believes,” “estimates,” or words or phrases of similar import. These forward-looking statements are based on Meridian’s current expectations and are subject to numerous assumptions, risks and uncertainties.

      The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

(1)	failure of the requisite number of Meridian stockholders to approve the merger;

(2) the costs related to the merger;

(3) potential or actual litigation challenging the proposed merger;

(4) political, economic and competitive conditions;

(5) capital availability or costs;

(6) fluctuations in demand for Meridian’s products;

(7) government procurement timing and policies;

(8)	technological challenges associated with the development and manufacture of Meridian’s products;

(9) commercial acceptance of Meridian’s products;

(10)	delay, costs and uncertainties associated with clinical testing and government approvals required to market new drugs and medical devices;

(11) availability and quality of raw materials;

(12) success and timing of efficiency, cost reduction and quality enhancement programs;

(13) regulatory and contract compliance;

(14) relationships with significant customers;

(15) adequacy of product liability insurance;

(16)	ability to obtain, timing and success of marketing representatives, strategic alliances and medical reference centers;

(17) adequacy of intellectual property protection;

(18)	inability to realize cost savings or revenue enhancements, implement integration plans and other consequences associated with mergers, acquisitions, restructurings, and divestitures;

(19)	state, federal and other legislative and regulatory initiatives affecting the healthcare services industry;

(20) changes in the laws and regulations to which we are subject, or the application thereof; and

(21) fluctuations in the prices for healthcare products and services.

      In addition to factors previously disclosed by us and factors identified elsewhere in this proxy statement, certain other factors could cause actual results to differ materially from these forward-looking statements. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by reference to these factors.

      Our forward-looking statements represent our judgment only on the dates those statements are made. By making any forward-looking statements, we assume no duty to update them to reflect new, changed, or unanticipated events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

      Meridian is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

      Copies of any of these documents without their exhibits are also available without charge to any person to whom we deliver this document. You must make a written or oral request to Meridian Medical, Inc., 10240 Old Columbia Road, Columbia. Maryland 21046; attention: Dennis P. O’Brien, Vice President of Finance and Chief Financial Officer (telephone: 443/259-7800). In order to ensure timely delivery of the documents, any request should be made by December           , 2002. You may also obtain information about Meridian from our web site, www.meridianmeds.com.

      We have authorized no one to give you any information or to make any representation about the merger or our company that differs from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

      The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of October 19, 2002

Among

KING PHARMACEUTICALS, INC.,

MERLIN 2002 ACQUISITION CORP.

And

MERIDIAN MEDICAL TECHNOLOGIES, INC.

________________________________________________________________________________

TABLE OF CONTENTS

Page

ARTICLE I
The Merger

SECTION 1.01.	The Merger	A-4
SECTION 1.02.	Closing	A-4
SECTION 1.03.	Effective Time	A-4
SECTION 1.04.	Effects of the Merger	A-4
SECTION 1.05.	Certificate of Incorporation and By-laws	A-4
SECTION 1.06.	Directors	A-5
SECTION 1.07.	Officers	A-5
ARTICLE II
Effect of the Merger on the Capital Stock of the Constituent

Corporations; Exchange of Certificates

SECTION 2.01.	Effect on Capital Stock	A-5
SECTION 2.02.	Exchange of Certificates	A-6
ARTICLE III
Representations and Warranties

SECTION 3.01.	Representations and Warranties of the Company	A-7
SECTION 3.02.	Representations and Warranties of Parent and Sub	A-26
ARTICLE IV
Covenants Relating to Conduct of Business

SECTION 4.01.	Conduct of Business	A-27
SECTION 4.02.	No Solicitation	A-30
ARTICLE V
Additional Agreements

SECTION 5.01.	Preparation of the Proxy Statement; Stockholders’ Meeting	A-32
SECTION 5.02.	Access to Information; Confidentiality	A-32
SECTION 5.03.	Commercially Reasonable Efforts	A-33
SECTION 5.04.	Company Stock Options	A-33
SECTION 5.05.	Indemnification, Exculpation and Insurance	A-34
SECTION 5.06.	Fees and Expenses	A-35
SECTION 5.07.	Public Announcements	A-35
SECTION 5.08.	Stockholder Litigation	A-35
SECTION 5.09.	Employee Matters	A-35
SECTION 5.10.	Subsidiary Dissolution.	A-36
ARTICLE VI
Conditions Precedent

SECTION 6.01.	Conditions to Each Party’s Obligation to Effect the Merger	A-37
SECTION 6.02.	Conditions to Obligations of Parent and Sub	A-37
SECTION 6.03.	Conditions to Obligation of the Company	A-38
SECTION 6.04.	Frustration of Closing Conditions	A-38

      AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 19, 2002, among KING PHARMACEUTICALS, INC., a Tennessee corporation (“Parent”), MERLIN 2002 ACQUISITION CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and MERIDIAN MEDICAL TECHNOLOGIES, INC., a Delaware corporation (the “Company”).

      WHEREAS the Board of Directors of each of the Company and Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.10 per share, of the Company (“Company Voting Common Stock”) and each issued and outstanding share of Class A common stock, par value $.10 per share, of the Company (“Company Nonvoting Common Stock”, and, together with the Company Voting Common Stock, “Company Common Stock”), other than (i) shares of Company Common Stock directly owned by Parent, Sub or the Company and (ii) the Appraisal Shares, will be converted into the right to receive $44.50 in cash; and

      WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

      SECTION 1.01.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

      SECTION 1.02.     Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the first business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

      SECTION 1.03.     Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

      SECTION 1.04.     Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

      SECTION 1.05.     Certificate of Incorporation and By-laws. (a) The First Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, such Company Certificate shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      (b) The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      SECTION 1.06.     Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 1.07.     Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

      SECTION 2.01.     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

      (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      (b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

      (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and the Appraisal Shares) shall be converted into the right to receive $44.50 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

      (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall be automatically canceled, shall cease to exist and shall no longer be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

      SECTION 2.02.     Exchange of Certificates. (a) Paying Agent. As of the Effective Time, Parent shall appoint Mellon Investor Services, LLC or another bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. From time to time after the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration as and when required to be paid pursuant to this Agreement(such cash being hereinafter referred to as the “Exchange Fund”).

      (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in such form and have such other provisions as Parent may specify and shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

      (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

      (d) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration pursuant to the provisions of this Article II.

      (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any

Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

      (f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid solely to Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receipt of the Merger Consideration as provided herein.

      (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond or surety in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

      (h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

Representations and Warranties

      SECTION 3.01.     Representations and Warranties of the Company. Except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Sub as follows:

      (a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted and as currently proposed by its management to be conducted, except where the failure to possess such governmental licenses, permits, authorizations and approvals individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Parent prior to the execution of this Agreement true, complete and correct copies of the Company Certificate and its By-laws (the “Company By-laws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company has made available to Parent true, complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Company and each of its Subsidiaries, the Board of Directors of the Company and each of its Subsidiaries and the committees of each of such Board of Directors, in each case held since January 1, 1999.

      (b) Subsidiaries. (i) Section 3.01(b)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company and, for each such Subsidiary, the state of incorporation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(ii) The information set forth on Section 3.01(b)(ii) of the Company Disclosure Letter is true and correct in all material respects. Neither the Company nor any of its Subsidiaries has any liability, whether direct or derivative, to any of the stockholders of MTEC, Inc. with respect to actions taken or events that have occurred prior to the date of this Agreement, including by virtue of any liability that the Company or any of its Subsidiaries (other than MTEC, Inc.) may have to MTEC, Inc., except, in the case of MTEC, Inc., any liability owed to such stockholders representing a claim to such stockholders’ proportionate share of the current net assets of MTEC, Inc.

      (c) Capital Structure. The authorized capital stock of the Company consists of 17,800,000 shares of Company Voting Common Stock, 200,000 shares of Company Nonvoting Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). At the close of business on October 18, 2002, (i) 4,514,145 shares of Company Voting Common Stock were issued and outstanding, (ii) 30,176 shares of Company Voting Common Stock were held by the Company in its treasury, (iii) 1,392,747 shares of Company Voting Common Stock were reserved and available for issuance pursuant to the 1986 Stock Option Plan of the Company, as amended, the Brunswick Biomedical Corporation 1993 Stock Option Plan, the 1997 Long-Term Incentive Plan of the Company, as amended, the 2000 Stock Incentive Plan of the Company, as amended, and the Employee Stock Purchase Plan of the Company (such plans, collectively, the “Company Stock Plans”) (of which 1,246,059 shares of Company Voting Common Stock were subject to outstanding Company Stock Options), (iv) no shares of Company Nonvoting Common Stock or Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares and (v) warrants to acquire 127,262 shares of Company Common Stock from the Company pursuant to the warrant agreements identified on Schedule 3.01(c) of the Company Disclosure Letter and previously delivered in complete and correct form to Parent (the “Warrants”) were issued and outstanding. Except as set forth above in this Section 3.01(c), at the close of business on October 18, 2002, no shares of capital stock or other voting securities or equity interests of the Company or options, warrants or other rights to acquire or receive any such stock, securities or interests were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options and Warrants) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”). Section 3.01(c) of the Company Disclosure Letter sets forth a true, complete and correct list, at the close of business on October 18, 2002, of all outstanding options to purchase shares of Company Common Stock (collectively, “Company Stock Options”) and all outstanding Company Stock-Based Awards granted under the Company Stock Plans or otherwise (other than rights under the Company’s Employee Stock Purchase Plan (“ESPP”)), and all outstanding Warrants, the number of shares of Company Common Stock (or other stock) subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof. All (i) outstanding Company Stock Options (other than rights under the ESPP) and (ii) other outstanding Company Stock-Based Awards are evidenced by stock option agreements or other award agreements, in each case in the forms set forth in Section 3.01(c) of the Company Disclosure Letter, and no stock option agreement or other award agreement contains terms that are inconsistent with such forms. The Company does not have any rights to repurchase at a fixed purchase price outstanding shares of Company Common Stock and no Company Stock Options or other outstanding Company Stock-Based Awards are evidenced by restricted stock purchase agreements. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option. At the close of business on October 18, 2002, there were outstanding Company Stock Options (other than rights under the

ESPP) to purchase 1,246,059 shares of Company Common Stock with exercise prices on a per share basis lower than the Merger Consideration, and the weighted average exercise price of such Company Stock Options was equal to $11.106. The maximum number of shares of Company Common Stock that could be purchased with accumulated payroll deductions under the ESPP at the close of business on December 31, 2002 (assuming for such purpose that the fair market value of a share of Company Common Stock on such date is equal to the Merger Consideration and payroll deductions continue at the current rate) is 3,993. Each Company Stock Option (other than under the ESPP) may, by its terms, be canceled in connection with the transactions contemplated hereby, and each right under the ESPP may, by its terms, be terminated, in each case as provided by Section 5.04(a). All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options, Company Stock-Based Awards or the Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Warrants or settlement of Company Stock-Based Awards, in each case outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement), (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

      (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 4.02(b). The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, (x) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written, that is in force and effect (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets is subject or (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (4) any filings required under the rules and regulations of the Nasdaq National Market and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.

      (e) SEC Documents. The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 1999 (the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by an SEC Document filed by the Company and publicly available prior to the date of this Agreement (a “Filed SEC Document”), none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) of the Company included in the SEC Documents when filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as set forth in the most recent financial statements included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any material liabilities of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities arising after the date of the balance sheet included in such financial statements which were incurred in the ordinary course of business of the Company consistent with past practice. None of the Subsidiaries of the Company are, or have at any time since January 1, 1999 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act or similar foreign Legal Provisions.

      (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

      (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and since such date there has not been (i) any Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, (iii) any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities (except upon the exercise of options and warrants disclosed in the Company Disclosure Letter to the extent net exercises are provided for in the plans or agreements governing such options or warrants), (iv) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (v) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or its Subsidiaries of any material increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (B) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries of any right to receive any material increase in severance or termination pay, or (C) any entry by the Company or any of its Subsidiaries into, or any material amendments of, (1) any employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement or any other material agreement, plan or policy with or involving any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or (2) any agreement with any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause (C), collectively, “Company Benefit Agreements”), except as required to comply with applicable Legal Provisions, (D) any adoption of, any material amendment to or any termination of any Company Benefit Plan, except as required to comply with applicable Legal Provisions, or (E) any payment of any benefit under, or the grant of any award under, or any amendment to, or termination of, any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including in respect of stock options, “phantom” stock, stock appreciation rights, restricted stock, “phantom” stock rights, restricted stock units, deferred stock units, performance stock units or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) except as required to comply with applicable Legal Provisions or any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (vi) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect, (vii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, or (viii) any material tax election or any settlement or compromise of any material income tax liability.

      (h) Litigation. Except as disclosed in the Filed SEC Documents, there is no material suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets, nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets.

      (i) Contracts. (i) Except as disclosed in the Filed SEC Documents, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or assets is subject to, any contract or agreement that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any third party is in violation in any material respect of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material Contract to which it is a party or by which it or any of its properties or assets is bound.

(ii) Except for Contracts filed in unredacted form as exhibits to the Filed SEC Documents, Section 3.01(i)(ii) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement, and the Company has made available to Parent prior to the date of this Agreement true, complete and correct copies (including all amendments, modifications, schedules, exhibits, appendices and attachments thereto) of:

(A) all Contracts of the Company or any of its Subsidiaries made in the ordinary course of business having an aggregate value, or involving payments by or to the Company or any of its Subsidiaries, of more than $100,000;

(B) all Contracts with respect to real property leased by the Company or any of its Subsidiaries as lessee or sublessee;

(C) all Contracts to which the Company or any of its Subsidiaries is a party, or that purports to be binding upon the Company or any of its Subsidiaries, that contain a covenant not to compete with any person or business or in any area or that restricts in any respect the research, development, distribution, training, sale, supply, license, marketing or manufacturing of products or services of the Company or any of its Subsidiaries;

(D) all Contracts of the Company or any of its Subsidiaries with any Affiliate, director, officer, employee or greater than 5% shareholder of the Company (other than with any of the Company’s Subsidiaries and other than the Company Benefit Agreements);

(E) all Contracts to which the Company or any of its Subsidiaries is party granting to any third party any license to any material property, asset or right;

(F) all confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party (in the case of confidentiality agreements, the primary purpose of which is to protect confidential information);

(G) all joint venture, partnership or other similar agreements to which the Company or any of its Subsidiaries is a party;

(H) all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other agreements, leases or instruments of a similar nature (collectively, “debt obligations”) pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any debt obligations of any other person (other than the Company or any of its Subsidiaries), including the respective aggregate principal amounts outstanding as of the date of this Agreement;

(I) all Contracts with the Company or any of its Subsidiaries that is a prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, change order or other contractual arrangement of any kind with (1) a Governmental Entity, (2) any prime contractor of a Governmental Entity or (3) any subcontractor with respect to any contract of a type described in clauses (1) or (2) above (each, “a Government Contract”); and

(J) all Contracts to which the Company or any of its Subsidiaries is a party relating to the research, development, distribution, training, sale, supply, license, marketing or manufacturing by third parties of any product of the Company or any Subsidiary of the Company or any product licensed by the Company or any Subsidiary of the Company.

(iii) None of the Contracts to which the Company or any of its Subsidiaries is a party relating to the research, development, distribution, training in respect of, sale, supply, license, marketing or manufacturing by third parties of any product of the Company (A) grant an exclusive right to such third party for the research, development, distribution, supply, license, marketing or manufacturing of any such product, (B) grant any royalties to such third party or (C) grant to such third party any right of first refusal, right of first offer or other preferential right with respect to the acquisition, purchase, disposition or divestiture of any asset, property, product or right of the Company or any of its Subsidiaries.

      (j) Compliance with Laws; Environmental Matters. (i) Each of the Company and its Subsidiaries is in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to it, its properties or assets or its business or operations (collectively, “Legal Provisions”). Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, quotas, franchises, licenses, notices, permits, consents, registrations and rights of or with all Governmental Entities (collectively, “Permits”), including all Permits under the United States Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the Federal Food and Drug Administration (the “FDA”) promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted. There has occurred no default under, or material violation of, any such Permit. There is no suit, action or proceeding pending, or, to the Knowledge of the Company, threatened that alleges a default or material violation of any such Permit and, to the Knowledge of the Company, there are no facts which could reasonably be expected to give rise to a default or material violation of any such Permit. The consummation of the Merger would not cause the revocation, cancelation default or violation of any such Permit. To the Knowledge of the Company, no material action or investigation by any Governmental Entity and no material suit, action or proceeding by any other person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties or assets under any Legal Provision, is pending or threatened.

(ii) Except for those matters that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect:

(A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws (as defined below), and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is or may be in violation of, or may have any liability under, any Environmental Law;

(B) (1) each of the Company and its Subsidiaries validly possesses and is in compliance with all material Permits required under Environmental Laws to own, lease or operate its properties or assets and to carry on its business and operations as presently conducted, (2) all such environmental Permits are valid and in good standing, and (3) neither the Company nor its Subsidiaries has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Permit;

(C) there are no Environmental Claims (as defined below) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries;

(D) there has been no Release(as defined below) or Treatment, Storage and/or Disposal (as defined below) of Hazardous Materials (as defined below) that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law;

(E) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and

(F) to the Knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to form the basis for any Environmental Claim against or affecting the Company or any of its Subsidiaries.

      The term “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature arising out or, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Material at any location or (z) the failure to comply with any Environmental Law. The term “Environmental Law” means any United States Federal, state and local or foreign (including those of the United Kingdom, Northern Ireland and the European Union) laws, statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, common law, notices, Permits, treaties or binding agreements issued, promulgated or entered into by or with any Governmental Entity, relating in any way to pollution, the environment, natural resources or human health and safety, as all may be amended from time to time. The term “Hazardous Materials” means (1) petroleum products and by-products, asbestos and asbestos-containing materials, radioactive materials or wastes, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, or ozone-depleting substances; and (2) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law. The term “Release” means any actual or threatened release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or within any building, structure, facility or fixture. The term “Treatment, Storage and/or Disposal” means treatment, storage and/or disposal under Environmental Laws, including under the Resource Compensation and Recovery Act, 42 U.S.C. 6901 et seq.

      (k) Absence of Changes in Company Benefit Plans. Except (i) as disclosed in the Filed SEC Documents or (ii) as required to comply with applicable Legal Provisions, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment by the Company or any of its Subsidiaries of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other substantially similar Legal Provisions of the United Kingdom, Northern Ireland and the European Union (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (collectively, excluding collective bargaining agreements the “Company Benefit Plans”) other than immaterial Company Benefit Plans that do not provide benefits to directors, officers or senior management of the Company, or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plans, or any change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined. Except as disclosed in the Filed SEC Documents, there exist no currently binding Company Benefit Agreements.

      (l) Labor Relations. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. None of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. Since January 1, 1999, neither the Company nor any of its Subsidiaries has experienced any union organization attempts or work stoppage due to labor disagreements. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable statutes, laws, ordinances, rules and regulations relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. The Company has not received written notice of any unfair labor practice charge or complaint against the Company or any of its Subsidiaries which is pending and, to the Knowledge of the Company, there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries threatened before the National Labor Relations Board or any comparable state or foreign agency or authority, including any agency or authority of the United Kingdom, Northern Ireland or the European Union. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. To the Knowledge of the Company, no question concerning representation has been raised or is threatened with respect to the employees of the Company or any of its Subsidiaries. No employment-related grievances that are individually or in the aggregate reasonably likely to have a Material Adverse Effect, nor any arbitration proceedings arising out of collective bargaining agreements, are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Except as disclosed in the Filed SEC Documents, since January 1, 1999, neither the Company nor any of its Subsidiaries has engaged in any “plant closing” or “mass layoff”, as defined in the Worker Adjustment Retraining and Notification Act, or engaged in any similar activities for purposes of any comparable state or local law or the laws of foreign jurisdictions, including the United Kingdom, Northern Ireland and the European Union, in each case without complying in all material respects with the notice requirements and other applicable provisions of such laws.

      (m) ERISA Compliance. (i) Section 3.01(m)(i) of the Company Disclosure Letter contains a true, complete and correct list of each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as a “Company Pension Plan”), each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans. The Company has made available to Parent true, complete and correct copies of (A) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (D) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan, if any. Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws relating to the Company Benefit Plans, including laws of foreign jurisdictions (including the United Kingdom, Northern Ireland and the European Union) relating to the Company Benefit Plans, and the terms of all collective bargaining agreements.

(ii) All Company Pension Plans intended to be tax-qualified (other than any Company Multiemployer Pension Plan) have received favorable determination letters from the IRS with respect to “TRA”

(as defined in Section 1 of Rev. Proc. 93-39), and have timely filed with the IRS determination letter applications with respect to “GUST” (as defined in Section 1 of Notice 2001-42), to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would materially adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. All Company Pension Plans required by applicable law to have been approved by any foreign Governmental Entity, including any Governmental Entity of the United Kingdom, Northern Ireland or the European Union, have been so approved, no such approval has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would materially affect any such approval relating thereto or materially increase the costs relating thereto. The Company has made available to Parent a true, complete and correct copy of the most recent determination letter received with respect to each Company Pension Plan, if any, as well as a true, complete and correct copy of each pending application for a determination letter, if any. The Company has also made available to Parent a true, complete and correct list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.

(iii) No Company Pension Plan, other than any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Company Multiemployer Pension Plan”) is subject to Section 412 of the Code or Title IV or Section 302 of ERISA. No liability under Title IV of ERISA which has not been satisfied in full has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) or Company Multiemployer Pension Plan, in each case currently or formerly maintained or contributed to (or required to be maintained or contributed to) by any of the Company, its Subsidiaries or any Commonly Controlled Entity. Neither the Company nor any of its Subsidiaries has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Multiemployer Pension Plan.

(iv) Except as would not give rise to any material liability, all material reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed. None of the Company or any of its Subsidiaries has received written notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could reasonably be expected to give rise to any material liability, and, to the Knowledge of the Company, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

(v) Except as would not give rise to any material liability, all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed SEC Documents.

(vi) With respect to each Company Benefit Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or, to the Knowledge of the Company, any agent of the foregoing, has engaged that could subject the Company or any of its Subsidiaries or any of their respective employees, or a trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or sanction imposed under Title I of ERISA and (B) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in any manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or, to the Knowledge of the Company, any trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any material liability for breach of fiduciary duty under any other applicable law. No Company Benefit Plan or related trust has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan during the last five years.

(vii) Section 3.01(m)(vii) of the Company Disclosure Letter discloses whether each Company Benefit Plan that is an employee welfare benefit plan is (A) unfunded or self-insured, (B) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (C) insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to the Company or any of its Subsidiaries at any time after the Effective Time. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state statute. Neither the Company nor any of its Subsidiaries has any material obligations for retiree health, dental or life insurance benefits under any Company Benefit Plan (other than (i) for continuation coverage required under Section 4980(f) of the Code, (ii) death or retirement benefits under any Company Pension Plan or (iii) benefits, the full cost of which, including any cost to the Company or any of its Subsidiaries, is payable by current or former employees or directors (or their beneficiaries)).

(viii) None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(ix) Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

(x) No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

      (n) No Excess Parachute Payments. Other than payments or benefits that may be made to the persons listed in Section 3.01(n) of the Company Disclosure Letter (“Primary Company Executives”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any director, officer, employee or consultant of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in the 1989 proposed Treasury Regulation Section 1.280G-1) under any

Company Benefit Plan, Company Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any of its Subsidiaries, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual (a “Parachute Gross Up Payment”). Section 3.01(n) of the Company Disclosure Letter sets forth, calculated as of the date of this Agreement, (i) a good faith estimate of the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each Primary Company Executive and each other disqualified individual (defined as set forth above) whose Company Stock Options will vest pursuant to their terms in connection with the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time) and (ii) the estimated maximum amount that could be paid or provided to each Primary Company Executive as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time).

      (o) Taxes. (i) Each of the Company and its Subsidiaries and each Company Consolidated Group has filed or has caused to be filed all material tax returns required to be filed by it, and all such returns are complete and accurate in all material respects. Each of the Company and its Subsidiaries and each Company Consolidated Group has paid or caused to be paid (or the Company has paid on its behalf) all material taxes due and owing, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve (excluding any reserves for deferred taxes) for all material taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries or any Company Consolidated Group which have not been settled and paid. All assessments for taxes due and owing by the Company or any of its Subsidiaries or any Company Consolidated Group with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending, or having the effect of extending, the period of assessment or collection of any taxes.

(iii) None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of United States Federal, state, local or United Kingdom, Northern Ireland or other European Union or other non-United States tax law.

(iv) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(v) The Company and its Subsidiaries have complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any United States Federal, state or local or United Kingdom, Northern Ireland or other European Union or other non-United States tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entities all material taxes required to be so withheld and paid over under applicable laws.

(vi) None of the Company or any of its Subsidiaries was, at any time during a period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(vii) Neither the Company nor any of its Subsidiaries (A) is a party to any tax sharing, allocation or indemnification agreement other than an agreement exclusively among the Company or its Subsidiaries, or (B) has any liability for the taxes of any person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or United Kingdom, Northern Ireland or other European Union or other non-United States tax law.

(viii) As used in this Agreement, (A) a “tax” or “taxes” shall mean all United States Federal, state or local or United Kingdom, Northern Ireland or other European Union or other non-United States income, property, sales, excise and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto imposed by any Governmental Entity, (B) “tax return” shall mean any United States Federal, state or local or United Kingdom, Northern Ireland or other European Union or other non-United States and other applicable return, declaration, report, claim for refund, information return or similar statement required to be filed by or with a Governmental Entity with respect to any tax, and (C) “Company Consolidated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code, in which the Company (or any Subsidiary of the Company) is or has ever been a member or any group of corporations with which the Company files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate tax return.

      (p) Title to Properties. (i) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its real property and personal property except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not materially interfered with, and could not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted and as currently proposed by its management to be conducted. All such real property and personal property, other than real property and personal property in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate have not materially interfered with, and could not reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct their respective businesses as presently conducted and as currently proposed by its management to be conducted.

(ii) Each of the Company and its Subsidiaries, and, to the Knowledge of the Company, each third party has complied in all material respects with the terms of all leases to which the Company or one of its Subsidiaries is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects. Neither the Company nor any of its Subsidiaries has received a written notice from any third party of a fact that could reasonably be expected to be materially detrimental to the continued enjoyment by the Company or any of its Subsidiaries of its peaceful and undisturbed possession under all leases to which it is a party and under which it is in occupancy.

      (q) Intellectual Property. (i) Each of the Company and its Subsidiaries exclusively owns all rights, title and interest in, to and under, or is validly licensed or otherwise has the exclusive right (A) to use (without any obligation to make any fixed or contingent payments, including royalty payments) all patents, patent applications, trademarks, trademark registrations and applications, trademark rights, tradenames, tradename registrations and applications, tradename rights, domain names, service marks, service mark registrations and applications, service mark rights, copyrights, copyright registrations and applications, software, technical know-how, trade secrets and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) listed on Section 3.01(q)(iv) of the Company Disclosure Letter, and (B) to make, use, sell, offer for sale, import and/or export the products, methods, processes, compositions, compounds, devices, articles of manufacture and subject matter covered by or embodied under such Intellectual Property Rights listed on Section 3.01(q)(iv) of the Company Disclosure Letter, in each case free and clear of all Liens. The Company and its Subsidiaries have good and marketable title in, to and under those certain Intellectual Property Rights listed on Section 3.01(q)(iv) of the Company Disclosure Letter that are owned by the Company or any of its Subsidiaries.

(ii) Neither the Company or any of its Subsidiaries has been notified or has Knowledge of any pending or threatened claims, disputes, charges, conflicts, actions, allegations or challenges that the Company or any of its Subsidiaries is infringing or violating or has infringed or violated or will infringe or violate (including with respect to the manufacture, use, sale, offer for sale, importation or exportation by the Company or any of its Subsidiaries of their respective products, methods, processes, compositions, compounds, devices or articles of manufacture) any material Intellectual Property Right of any other person. To the Knowledge of the Company, no person or persons are infringing or violating or have infringed or violated or will infringe or violate the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right listed on Section 3.01(q)(iv) of the Company Disclosure Letter.

(iii) No claims, disputes, charges, conflicts, actions, allegations or challenges are pending or, to the Knowledge of the Company, threatened with regard to (A) the ownership by the Company or any of its Subsidiaries of any of their respective Intellectual Property Rights listed on Section 3.01(q)(iv) of the Company Disclosure Letter that are owned by the Company or any of its Subsidiaries or (B) the licenses for the Intellectual Property Rights listed on Section 3.01(q)(iv) of the Company Disclosure Letter that are licensed to the Company or any of its Subsidiaries.

(iv) Section 3.01(q)(iv) of the Company Disclosure Letter sets forth, as of the date hereof, a true, complete and correct list (by category) of all patents, trademarks, service marks, design rights, utility models, copyrights and tradenames and all applications for patents, trademarks, service marks, copyrights and tradenames owned by or licensed to the Company or any of its Subsidiaries that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole (other than software licenses for generally available software). The patent applications listed in Section 3.01(q)(iv) of the Company Disclosure Letter are pending and have not been abandoned, and have been and continue to be prosecuted by competent patent counsel in a diligent manner. All patents, trademarks, service marks, copyrights purported to be registered by the Company or any of its Subsidiaries, tradenames and applications therefor owned by or licensed to the Company or any of its Subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 3.01(q)(iv) of the Company Disclosure Letter, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been timely paid to continue all such rights in effect. None of the patents, registered designs or utility models listed in Section 3.01(q)(iv) of the Company Disclosure Letter has expired or has been declared invalid or unenforceable, in whole or in part, by any Governmental Entity. To the Knowledge of the Company, there are no ongoing interferences, oppositions, reissues, reexaminations, cancellations, challenges or other proceedings involving any of the Intellectual Property Rights listed in Section 3.01(q)(iv) of the Company Disclosure Letter, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office, similar administrative agency or court. To the Knowledge of the Company, there are no published patents, patent applications, articles, prior art references or other factors or circumstances that could affect the validity or enforceability of any of the Intellectual Property Rights listed in Section 3.01(q)(iv) of the Company Disclosure Letter. To the Knowledge of the Company, each of the patents and patent applications listed in Section 3.01(q)(iv) of the Company Disclosure Letter properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending. Each person who has or has had any rights in or to the Intellectual Property Rights listed on Section 3.01(q)(iv) of the Company Disclosure Letter that are owned by the Company or its Subsidiaries, including, each inventor named on the patents and patent applications listed in Section 3.01(q)(iv) of the Company Disclosure Letter, has executed an agreement assigning his, her or its entire right, title and interest in and to such Intellectual Property Rights, and the inventions embodied, described and/or claimed therein, to the Company or a Subsidiary of the Company. To the Knowledge of the Company, no such person has any contractual or other obligation that would preclude or conflict with any such assignment or otherwise conflict with the obligations of such person to the Company or such Subsidiary under such agreement with the Company or such Subsidiary.

(v) Section 3.01(q)(v)(A) of the Company Disclosure Letter sets forth a true, complete and correct list of all options, rights, licenses, assignments (other than assignments from inventors to the Company or its Subsidiaries) or interests of any kind concerning the Intellectual Property Rights that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, (i) granted to or owned by the Company or any of its Subsidiaries, other than software licenses for generally available software, or (ii) granted by the Company or any of its Subsidiaries to any other person. Section 3.01(q)(v)(B) of the Company Disclosure Letter sets forth a true, complete and correct list of those options, rights, licenses, assignments or interests listed on Section 3.01(q)(v)(A) of the Company Disclosure Letter that are terminable by the licensor or grantor solely upon the giving of notice of 18 months or less.

(vi) No material trade secret of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other person to any person except pursuant to Contracts requiring such other persons to keep such trade secrets confidential.

(vii) None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement will (A) entitle any third party to any royalty or other payment under any Intellectual Property Right of the Company or any of its Subsidiaries solely as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval and the other transactions contemplated by this Agreement, (B) accelerate the time of any royalty or other payment or trigger any royalty or other payment, increase the amount of any royalty or other payment or trigger any other obligation under any Intellectual Property Right of the Company or any of its Subsidiaries listed in Section 3.01(q)(v) of the Company Disclosure Letter or (C) terminate, or give rise to the right to terminate, any Contract concerning the Intellectual Property Rights of the Company or any of its Subsidiaries listed in Section 3.01(q)(v) of the Company Disclosure Letter.

      (r) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Voting Common Stock at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

      (s) State Takeover Statutes. The Board of Directors of the Company has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL (“Section 203”) to the extent, if any, Section 203 would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation, including those of the United Kingdom, Northern Ireland and the European Union, applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

      (t) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Gerard Klauer Mattison & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. No broker, investment banker, financial advisor or other person, other than Gerard Klauer Mattison & Co. provided substantive services to the Company or any of its Subsidiaries in connection with the Merger, the negotiation and execution of this Agreement or any of the transactions contemplated hereby. The Company has delivered to Parent true, complete and correct copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

      (u) Opinion of Financial Advisor. The Company has received the opinion of Gerard Klauer Mattison & Co., dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of which opinion has been delivered to Parent.

      (v) Rights Agreement. The Company is not party to or legally bound by any agreement, plan or arrangement (a “Rights Agreement”) whereby, upon the acquisition of beneficial ownership of a specified percentage of any class of the Company’s capital stock by a person or group (an “Acquiring Person”), whether with or without the approval of such acquisition by the Board of Directors of the Company or any committee or subgroup thereof, the stockholders of the Company, except for the Acquiring Person, receive rights to or otherwise become entitled to receive or purchase (i) shares of a class of capital stock of the Company having rights, preferences or qualifications that are different from the rights, preferences or qualifications of the class of capital stock acquired by the Acquiring Person, (ii) shares of a class of capital stock of the Company for less than fair market value, (iii) shares of a class of capital stock of any person that is the successor entity of the Company in a merger, consolidation or similar transaction with the Company for less than fair market value or (iv) any other rights that if exercised would have the effect of diluting the economic or voting interests of the Acquiring Person (any of the rights described in clauses (i)-(iv) are referred to herein as “Rights”).

      (w) Regulatory Compliance. (i) As to each product subject to the jurisdiction of the FDA under the FDCA, as amended, and the regulations thereunder and the Public Health Services Act, as amended (“PHSA”) and the regulations thereunder or similar Legal Provisions, each product subject to the jurisdiction of the Drug Enforcement Administration (“DEA”) under the Controlled Substances Act, as amended, or similar Legal Provisions, and Controlled Substances Import and Export Act, as amended (“CSA”) and the regulations thereunder or similar Legal Provisions (each such product, a “Pharmaceutical Product”) that is manufactured, packaged, labeled, tested, distributed, sold and/ or marketed by the Company or any of its Subsidiaries, or any Pharmaceutical Product licensed by the Company or any of its Subsidiaries to any licensee of the Company or any of its Subsidiaries (a “Product Licensee”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/ or marketed by the Company, its Subsidiaries and each Product Licensee in compliance in all material respects with all applicable requirements under FDCA, PHSA, CSA and similar Legal Provisions, including those relating to registration, investigational use, premarket clearance, licensure, application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing quotas, labeling, advertising, record keeping, filing of reports and security. None of the Company, any of its Subsidiaries or any Product Licensee has received any notice, warning letter or other communication from the FDA, DEA, or any other Governmental Entity (A) contesting the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, sale of, controlled substance scheduling of and quotas for, or the labeling and promotion of any Pharmaceutical Product or (B) otherwise alleging any violation of any Legal Provision by the Company, any of its Subsidiaries or any Product Licensee.

(ii) Except as disclosed in the Filed SEC Documents, no Pharmaceutical Products of the Company or any of its Subsidiaries or Pharmaceutical Products which are licensed by the Company to any Product Licensee have been recalled, replaced or suspended or, at the direction of any Governmental Entity, withdrawn or discontinued, nor have any registrations from a Governmental Entity, including any DEA registrations, been terminated by the Company, any of its Subsidiaries or any Product Licensee in the United States or outside the United States (whether voluntarily or otherwise). To the Knowledge of the Company, there are no completed or pending efforts to impose a clinical hold on any clinical investigation, proceedings seeking the recall, withdrawal, replacement, suspension or seizure of any such Pharmaceutical Product, or proceedings seeking the suspension or revocation of any registrations from a Governmental Entity (including any DEA registrations), including an order to show cause against the Company, any of its Subsidiaries or any Product Licensee, nor have any such efforts or proceedings been pending at any prior time.

(iii) As to each Pharmaceutical Product of the Company or any of its Subsidiaries for which a human biological license application, human establishment license application, human product license application, new human drug application, investigational new human drug application, abbreviated or supplemental new human drug application, or abbreviated or supplemental new animal drug application, new animal drug application, registration or quota issued by the DEA, or similar state or foreign regulatory application has been approved, the Company, its Subsidiaries and each Product Licensee are in compliance in all material respects with 21 U.S.C. sec. 355, 360b, 42 U.S.C. sec. 351, and 21 U.S.C. sec. 822, and 21 C.F.R. Parts 312, 314, 511, 514, 601, and 1301 et seq., respectively, and similar Legal Provisions and all terms and conditions of such applications. As to each such application or other submission that the Company, its Subsidiaries or a Product Licensee has submitted to, but not yet gained approval or other permission from the FDA, DEA or any other Governmental Entity, the Company, its Subsidiaries and each Product Licensee has responded to all requests for information fully in accordance with such requests and taken all additional actions reasonably required by the FDA, DEA or such other Governmental Entity in connection with the application or submission. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to delay, in any material respect, or prevent approval of any pending applications or other submissions to the FDA, DEA or any other Governmental Entity. As to each such Pharmaceutical Product, the Company, its Subsidiaries and each Product Licensee and the officers, employees or agents of the Company, its Subsidiaries and each Product Licensee have included in the application for such Pharmaceutical Product, where required, the certification described in 21 U.S.C. sec. 335a(k)(1) and similar Legal Provisions and the list described in 21 U.S.C. sec. 335a(k)(2) and similar Legal Provisions, and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter. In addition, the Company, its Subsidiaries and each Product Licensee are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207 and similar Legal Provisions.

(iv) Each article of any Pharmaceutical Product manufactured and released and/or distributed by the Company, any of its Subsidiaries and any Product Licensee is not adulterated within the meaning of 21 U.S.C. sec. 351 (or similar Legal Provisions) or misbranded within the meaning of 21 U.S.C. sec. 352 (or similar Legal Provisions).

(v) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any Product Licensee or any officer, employee or agent of the Company, any of its Subsidiaries or any Product Licensee has made any untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Product Licensee or any officer, employee or agent of the Company, any of its Subsidiaries or any Product Licensee has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or other similar Legal Provisions or authorized by 21 U.S.C. sec. 335a(b) or any similar Legal Provisions.

(vi) None of the Company, any of its Subsidiaries or any Product Licensee has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action, including lawsuits, arbitrations, or legal or administrative or regulatory proceedings, charges, complaints, or investigations (other than routine governmental inspections or similar activities), nor are there any completed or pending efforts to withdraw its approval of, request the recall of, suspension of, seizure of, change the quotas for controlled substances, or change the controlled substances schedules of any Pharmaceutical Product of the Company, any of its Subsidiaries or any Product Licensee, or commenced, or threatened to initiate, any action to impose a clinical hold on any clinical investigation by the Company, any of its Subsidiaries or any Product Licensee, withdraw advertising or sales promotion materials, or any action to enjoin production at, or suspend or revoke the DEA registration or any facility of, or enter into a consent decree of permanent injunction with the Company, any of its Subsidiaries or a Product Licensee.

(vii) The Company, each of its Subsidiaries and each Product Licensee are in material compliance with and are not in violation in any material respect of, all applicable laws, rules and regulations regarding the conduct of pre-clinical and clinical investigations, including, good laboratory practices, good clinical practices, investigational new drug requirements regarding informed consent and institutional review boards designed to ensure the protection of the rights and welfare of human subjects, including, the requirements provided in 21 C.F.R. Parts 50, 56, 58 and 312. Each clinical trial with respect to Pharmaceutical Products of the Company, each of its Subsidiaries and, to the Knowledge of the Company, each Product Licensee has been conducted in accordance with its clinical trial protocol in all material respects and the Company, one of its Subsidiaries or a Product Licensee has filed all required notices (and made available to Parent copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials of such Pharmaceutical Products, and the Company, one of its Subsidiaries or a Product Licensee has filed all required notices of any such occurrence.

(viii) The Company, one of its Subsidiaries or a Product Licensee is authorized to sell Pharmaceutical Products in each of the countries in which such Pharmaceutical Products are currently being sold and all permits necessary for such sale are held by the Company, one of its Subsidiaries or a Product Licensee. To the extent that any biological drugs or other drug is intended for export from the United States, each of the Company, its Subsidiaries and each Product Licensee is in compliance in all material respects with all of the requirements in 21 U.S.C. sec. 381(e) or sec. 382, and the Controlled Substances Import and Export Act (21 U.S.C. sec. 951, et. seq.).

(ix) All manufacturing, warehousing, distributing, and testing operations conducted by or for the benefit of the Company, its Subsidiaries and each Product Licensee are not in violation of and have been and are being conducted in material compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211 and similar Legal Provisions.

(x) No person has filed a claim for loss or potential loss under any indemnity covering participants in clinical trials of Pharmaceutical Products of the Company, its Subsidiaries or any Product Licensee.

(xi) No material modifications to the process by which Pharmaceutical Products of the Company, any of its Subsidiaries or any Product Licensee that are being produced for use in clinical trials will be necessary in order to manufacture commercial quantities of such Pharmaceutical Products.

(xii) The Company and its Subsidiaries do not manufacture, sell or distribute, and have not developed and are not currently developing any veterinary biological products or radiopharmaceuticals.

(xiii) The Company has provided or made available to Parent all documents in its possession, the possession of its Subsidiaries or the possession of any Product Licensee concerning communication to or from the FDA, DEA or other Governmental Entity or prepared by the FDA, DEA or other Governmental Entity which bear in any material respect on compliance with the FDA, DEA or such other Governmental Entity’s regulatory requirements, including but not limited to, any deficiency letter, warning letter, non-approvable letter/ order, withdrawal letter/ order, or similar communications.

(xiv) The Company, its Subsidiaries and each Product Licensee are not in violation of and are in material compliance with all applicable laws, rules and regulations regarding the manufacture, analysis, distribution and investigation of controlled substances including the requirements provided by 21 U.S.C. sec. 801, et. seq., and 21 C.F.R. sec. 1300 et. seq.

      (x) Unlawful Payments. None of the Company, any of its Subsidiaries, or any officer, director, employee, agent or representative of the Company or any of its Subsidiaries has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

      (y) Warrants. No holder of a Warrant has exercised, and no such holder has notified the Company that it intends to exercise, any rights which could entitle such holder to receive, upon exercise of a Warrant, consideration in respect of each Common Share subject to such Warrant that is greater than the Merger Consideration minus the exercise price in respect of each Common Share subject to such Warrant that is payable upon the exercise of such Warrant. All Warrants may, by their terms, be canceled in exchange for a lump sum cash payment in accordance with and to the extent required by Section 3.01(y) of the Company Disclosure Schedule.

      (z) Government Contracts. (i) To the Knowledge of the Company, none of the employees, consultants or agents of the Company or any of its Subsidiaries is or during the last six years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity. There is no pending, and during the last six years there has been no, audit or investigation by a Governmental Entity with respect to any alleged improper activity, misstatement or omission arising under or relating to a Government Contract. During the last six years, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, or, to the Knowledge of the Company, has had reason to conduct, initiate or report any internal investigation, or has made a voluntary disclosure with respect to any alleged improper activity, misstatement or omission arising under or relating to a Government Contract. None of the Company, its Subsidiaries nor, to the Knowledge of the Company, any of their respective employees, consultants or agents has made any intentional misstatement or omission in connection with any voluntary disclosure that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth the immediately preceding two sentences or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(ii) To the Knowledge of the Company, there are (A) no outstanding material claims against the Company or any of its Subsidiaries by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract and (B) no disputes between the Company or any of its Subsidiaries and a Governmental Entity under the Contract Disputes Act or similar Legal Provisions or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. No event, condition or omission has occurred that would constitute grounds for a material claim or a dispute under clauses (A) or (B). Neither the Company nor any of its Subsidiaries has an interest in any pending or potential claim under the Contract Disputes Act or similar Legal Provisions against a Governmental Entity or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(iii) None of the Company, its Subsidiaries nor, to the Knowledge of the Company, any of their respective employees, consultants or agents is (or during the last six years has been) suspended or debarred from doing business with a Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity.

(iv) All material test and inspection results that the Company or its Subsidiaries have provided to a Governmental Entity or any other entity pursuant to a Government Contract or as a part of the delivery to a Governmental Entity pursuant to a Government Contract of any article designed, engineered or manufactured by the Company or its Subsidiaries were complete and correct in all material respects. Either the Company or one of its Subsidiaries has provided all material test and inspection results to the relevant Governmental Entity pursuant to each Government Contract as required by applicable Legal Provisions and the terms of the applicable Government Contract.

(v) With respect to each Government Contract (A) the Company or one of its Subsidiaries has complied in all material respects with the terms and conditions of such Government Contract; (B) the Company or one of its Subsidiaries has complied with all material requirements of all applicable Legal Provisions pertaining to such Government Contract; (C) all material representations and certifications set forth in or pertaining to such Government Contract were current, complete and correct as of their effective date, and the Company or one of its Subsidiaries has complied in all material respects with all such representations and certifications; (D) no Governmental Entity nor any prime contractor, subcontractor or other entity has notified the Company or its Subsidiaries in writing that the Company or its Subsidiaries has breached or violated any material Legal Provisions pertaining to such Government Contract; (E) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract and, no event, condition or omission has occurred or exists that would constitute grounds to any such action; (F) no cost incurred by the Company or its Subsidiaries pertaining to such Government Contract is the subject of any investigation or has been disallowed by the relevant Governmental Entity; (G) no money due to the Company or its Subsidiaries pursuant to such Government Contract has been withheld or set off and (H) such Government Contract is valid and subsisting.

      SECTION 3.02.     Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to the Company as follows:

      (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and could not reasonably be expected to have a Parent Material Adverse Effect.

      (b) Authority; Noncontravention. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby do not require approval of the holders of any shares of capital stock of Parent. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under (x) the Second Amended and Restated Charter or By-laws of Parent or the Certificate of Incorporation or By-laws of Sub, (y) any Contract to which Parent or Sub is a party or any of their respective properties or assets is subject or (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and could not reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing of the Certificate of Merger with the Secretary of State of the State of

Delaware and (3) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and could not reasonably be expected to have a Parent Material Adverse Effect.

      (c)     Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      (d)     Financial Resources. Parent has available to it sufficient financial resources to fulfill its obligations hereunder.

ARTICLE IV

Covenants Relating to Conduct of Business

      SECTION 4.01.     Conduct of Business. (a)     Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice (including in respect of research and development activities and programs) and in compliance in all material respects with all applicable laws, regulations and treaties and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Letter. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed):

(i)(x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except upon the exercise of options outstanding on the date of this Agreement as set forth in the Company Disclosure Letter to the extent net exercises are provided for in the plans or agreements governing such options);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Warrants or settlement of Company Stock-Based Awards, in each case outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement);

(iii) amend the Company Certificate or the Company By-laws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(iv) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or (y) any asset or assets other than in the ordinary course of business consistent with past practice;

(v)(x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice; or (y) enter into modify or amend any lease of property, except for modifications or amendments that are not adverse to the Company or any of its Subsidiaries;

(vi)(x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to (A) any of the Company’s Subsidiaries or (B) employees in respect of travel expenses in the ordinary course of business consistent with past practice;

(vii) except as contemplated by the Company’s current capital budget set forth in Section 4.01(a) of the Company Disclosure Letter, make any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $200,000;

(viii)(w) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or for the settlement of product warranty claims that are fully covered and will be paid by a third party insurer (except for applicable deductibles) or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (x) cancel any indebtedness, (y) waive or assign any claims or rights of substantial value or (z) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(ix) modify, amend or terminate any material Contract to which the Company or any of its Subsidiaries is a party or waive, release or assign any material rights or claims thereunder;

(x) enter into any material Contracts relating to the research, development, distribution, training, sale, supply, license, marketing, co-promotion or manufacturing by third parties of products of the Company or any Subsidiary of the Company or products licensed by the Company or any Subsidiary of the Company, other than pursuant to any such Contracts currently in place (that have been made available to Parent prior to the date hereof) in accordance with their terms as of the date hereof or otherwise in the ordinary course of business consistent with past practice;

(xi) enter into, modify, amend or terminate any Contract which if so entered into, modified, amended or terminated could reasonably be expected to (A) have a Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(xii) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xiii) enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent or any of its Subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xiv) except as otherwise contemplated by this Agreement, enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act, other than in the ordinary course of business consistent with past practice;

(xv) except as otherwise contemplated by this Agreement or as required to comply with applicable Legal Provisions or as required to comply with Company Benefit Plans and Company Benefit Agreements as in effect on the date of this Agreement and disclosed in the Company Disclosure Letter, (A) adopt, enter into, terminate or amend (I) any collective bargaining agreement or Company Benefit Plan or (II) any Company Benefit Agreement or other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their respective current or former directors, officers, employees or consultants, (B) except as set forth in Section 4.01(a)(xv) of the Company Disclosure Letter, increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former director, officer, employee or consultant other than normal increases in cash compensation (other than to officers and directors) in the ordinary course of business consistent with past practice, (C) pay any benefit or amount not required under any Company Benefit Plan or Company Benefit Agreement or any other benefit plan or arrangement of the Company or any of its Subsidiaries as in effect on the date of this Agreement, (D) except with respect to payments under the Company’s disclosed severance policy, grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including the grant of Company Stock Options, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Company Benefit Agreements, Company Benefit Plans or agreements or awards made thereunder), other than increases permitted under clause (B) above, (F) amend or modify any Stock Option, Warrant or other Company Stock-Based Award, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (I) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xvi) except as required by GAAP, revalue any material assets of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices;

(xvii) sell, transfer or license to any person or otherwise extend, amend or modify any rights to material Intellectual Property Rights of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice; or

(xviii) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

      (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified by materiality becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

      (c) Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality being or becoming as of any time between the date of this Agreement and the Effective Date untrue or inaccurate at such time in any respect or any such representation or warranty that is not so qualified being or becoming as of any time between the date of this Agreement and the Effective Date untrue or inaccurate at such time in any material respect or (ii) the failure of it (and, in the case of Parent, of Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

      (d) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) timely file all tax returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity; (ii) timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed; (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending against or with respect to the Company or any of its Subsidiaries in respect of any material tax; (v) not make any material tax election or settle or compromise any Actions in respect of any tax other than in the ordinary course of business or as required by applicable Legal Provisions; and (vi) cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements and practices with respect to taxes to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder.

      The Company shall deliver to Parent at or prior to the Closing a certificate from the Company, dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company under penalties of perjury, to the effect that, to such responsible corporate officer’s knowledge and belief, the Company has not been at any time in the previous five years a “United States real property holding corporation”, as such term is defined in Section 897(c) of the Code.

      SECTION 4.02.     No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be a breach of this Section 4.02(a) by the Company. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and Gerard Klauer Mattison & Co. or another financial advisor of nationally recognized reputation) constitutes or is reasonably likely to constitute a Superior Proposal, and which Takeover Proposal was unsolicited and made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, if its Board of Directors determines in good faith (after consultation with outside counsel and Gerard Klauer Mattison & Co. or another financial advisor of nationally recognized reputation) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Legal Provisions, and subject to compliance with Section 4.02(c) and after giving Parent written notice of such determination, (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

      The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the shareholders of any person would own 20% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement.

      The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, all or substantially all of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and Gerard Klauer Mattison & Co. or another financial advisor of nationally recognized reputation) (i) would result in greater value to the stockholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such offer and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

      (b) Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)); provided, however, that the Company shall not be prohibited from entering into an agreement referred to in and in accordance with Section 7.01(f)(iv). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may make an Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Legal Provisions.

      (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing of any Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal, the material terms and conditions of any such Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed on a current basis of the status and details (including any change to the terms thereof) of any such Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Takeover Proposal.

      (d) Nothing contained in this Section 4.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or (ii) communicating information about any Takeover Proposal to its stockholders if the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Legal Provisions.

ARTICLE V

Additional Agreements

      SECTION 5.01.     Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and, subject to Parent’s right to review, comment on and make objections with respect to the Proxy Statement as provided below, the Company shall file with the SEC the Proxy Statement and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an adequate opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC or the staff of the SEC over Parent’s reasonable objection.

      (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) solely for the purpose of obtaining the Stockholder Approval. Subject to Section 4.02(b), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement. Notwithstanding the foregoing, if the Company properly exercises its right to terminate this Agreement pursuant to Section 7.01(f), the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall terminate.

      SECTION 5.02.     Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Except for disclosures expressly permitted by the terms of the confidentiality letter agreement dated as of August 28, 2002, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

      SECTION 5.03.     Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries.

      SECTION 5.04.     Company Stock Options; Warrants. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding Company Stock Options (other than rights under the ESPP) as necessary to provide that, at the Effective Time, each such Company Stock Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and the holder thereof shall then become entitled to receive, as soon as practicable following the Effective Time, a single lump sum cash payment equal to the product of (1) the number of shares of Company Common Stock subject to such Company Stock Option and (2) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option;

(ii) terminate the ESPP (and any then outstanding offering period thereunder) at the Effective Time in accordance with the terms of the ESPP as in effect on the date hereof and refund without interest to each participant (or such participant’s beneficiary) as soon as practicable thereafter the entire amount, if any, in each participant’s account thereunder; and

(iii) make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

      (b) All amounts payable to holders of Company Stock Options pursuant to Section 5.04(a)(i) shall be subject to any required withholding of Taxes and shall be paid without interest as soon as practicable following the Effective Time.

      (c) The Company shall ensure that following the Effective Time, no holder of a Company Stock Option (or former holder of a Company Stock Option) or any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any interest therein (including “phantom” stock or stock appreciation rights).

      SECTION 5.05.     Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company By-laws or any indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

      (b) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of its Subsidiaries or any of their respective predecessors; or (ii) this Agreement and Plan of Merger, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable Legal Provisions), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them and to Parent. Parent’s obligations under this Section 5.05(b) continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

      (c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05.

      (d) For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a true, complete and correct copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amount no less favorable in any material respect than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable to such directors and officers; provided further, however, that in satisfying its obligation under this Section 5.05(d) Parent shall not be obligated to pay annual premiums in excess of 200% of the amount paid by the Company for coverage for its last full fiscal year (which premiums for coverage for such last full fiscal year are hereby represented and warranted by the

Company to be $89,500), it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such annual 200% amount.

      (e) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      SECTION 5.06.     Fees and Expenses. (a) Except as provided in paragraph (b) of this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

      (b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(e), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii) (A) a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal,(B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if a vote to obtain the Stockholder Approval or the Stockholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within 12 months after such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal (solely for purposes of Section 5.06(b)(iii), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to “20%” shall be deemed references to “50%”), then the Company shall pay Parent a fee equal to $7,400,000 (the “Termination Fee”) by wire transfer of same-day funds (x) in the case of a payment required by clause (i) or (ii) above, on the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C).

      (c) The Company acknowledges and agrees that the agreements contained in Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

      SECTION 5.07.     Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Legal Provisions, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

      SECTION 5.08.     Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

      SECTION 5.09.     Employee Matters. (a) Subject to applicable collective bargaining agreements, for the six-month period immediately following the Effective Time, Parent shall maintain or cause the Surviving Corporation to maintain for the benefit of employees of the Company and its Subsidiaries immediately prior to the Effective Time (the “Affected Employees”) who continue to be employed by the Surviving Corporation and its Subsidiaries, the Company Benefit Plans (other than the Company Stock Plans and any other plans to the extent they provide for the issuance of Company Common Stock or benefits based on the value of Company Common Stock) without any benefit reduction or elimination. Neither Parent nor the Surviving Corporation nor any of their subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements.

      (b) Subject to applicable collective bargaining agreements, commencing upon the expiration of the six-month period referred to in Section 5.09(a), with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA), severance or vacation plan maintained by Parent or any of its Subsidiaries and made available to Affected Employees (“Parent’s Plans”), service with the Company or any of its Subsidiaries shall be treated for all purposes (other than for purposes of benefit accrual under any defined benefit pension plan and other than as would result in the duplication of benefits) as service with Parent and its Subsidiaries (solely to the extent such service was recognized for such purposes under the corresponding Company Benefit Plan, if any such corresponding Company Benefit Plan exists immediately prior to the Effective Time). Any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in any of Parent’s Plans that provide medical, dental and other welfare benefits shall not apply with respect to Affected Employees and their dependents and beneficiaries to the extent that such periods, exclusions or requirements did not apply to such Affected Employees and their dependents and beneficiaries under corresponding Company Benefit Plans immediately prior to the end of the six-month period referred to in Section 5.09(a). Affected Employees shall receive full credit under Parent’s vacation plan or policy which is applicable to such Affected Employees for all unused vacation credited to such Affected Employees as of the expiration of the six-month period referred to in Section 5.09(a) (the “Accrued Unused Vacation”); provided that, with respect to the calendar year in which the expiration of such six-month period occurs, exclusive of the Accrued Unused Vacation, the maximum amount of vacation that an Affected Employee may be granted or may accrue under Parent’s vacation plan or policy for the remainder of such calendar year shall be a proportionate amount, based on the portion of such calendar year remaining after the end of such six-month period, of the amount of vacation such Affected Employee would have been granted or accrued for such calendar year had the Affected Employee been covered under Parent’s vacation plan or policy for the entirety of such calendar year.

      (c) Parent shall cause the Surviving Corporation to honor the Company’s obligations under the Company Benefit Plans and Company Benefit Agreements disclosed in the Company Disclosure Letter, as such plans and agreements are in effect as of the Closing Date, and Parent acknowledges and shall cause the Surviving Corporation to acknowledge that the consummation of the transactions contemplated by this Agreement shall constitute a “Change of Control” for purposes of such Company Benefit Plans and Company Benefit Agreements.

      (d) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue the employment of any specific person.

      SECTION 5.10.     Subsidiary Dissolution. Upon the written request of Parent, the Company shall, as promptly as practicable, use its commercially reasonable efforts to take all actions necessary to dissolve the corporate existence of MTEC, Inc. in accordance with all applicable Legal Provisions.

ARTICLE VI

Conditions Precedent

      SECTION 6.01.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

      (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

      (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

      (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect prohibiting the consummation of the Merger.

      SECTION 6.02.     Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

      (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct as of such dates (without giving effect to any qualifications or limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, (i) has not had and could not reasonably be expected to have a Material Adverse Effect and (ii) in the reasonable good faith judgment of the Board of Directors of Parent, has not adversely effected, and could not reasonably be expected to adversely affect, in a material way the anticipated economic and business benefits of the Merger to Parent; provided that in making any such determination the Board of Directors of Parent may not consider any failure of a representation or warranty to be true and correct resulting from the matters described in clauses (1) through (4) in the last proviso to Section 8.03(d). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

      (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

      (c) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity, or by any other person, in either case having a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of any business or of any material assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any material portion of any business or of any material assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger, (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries or (iv) otherwise having, or being reasonably expected to have, a Material Adverse Effect.

      (d) Restraints. No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of paragraph (c) of this Section 6.02 shall be in effect.

      (e) Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that Parent or the Company shall have obtained all consents, approvals, authorizations, qualifications and orders of Governmental Entities or third parties required (x) to consummate the transactions contemplated by this Agreement or (y) to insure that Parent, directly or indirectly, holds or has the right to use after the Effective Time in the same manner used by the Company and its Subsidiaries prior to the Effective Time and prior to the date of this Agreement all rights and assets of the Company and its Subsidiaries (including consents to assignments of material Contracts and Intellectual Property Rights), except where the failure to receive such consents, approvals, authorizations, qualifications or orders, individually or in the aggregate, (i) has not had and could not reasonably be expected to have a Material Adverse Effect and (ii) in the reasonable good faith judgment of the Board of Directors of Parent, has not adversely effected, and could not be reasonably be expected to adversely affect, in a material way the anticipated economic and business benefits of the Merger to Parent.

      SECTION 6.03.     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

      (a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct as of such dates (without giving effect to any qualifications or limitations as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

      (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

      SECTION 6.04.     Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

      SECTION 7.01.     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

      (a) by mutual written consent of Parent and the Company;

      (b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before February 15, 2003; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect for more than 60 days or shall have become final and nonappealable; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

      (c) by Parent (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured or has not been cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent or (ii) if any Restraint having the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect for more than 60 days or shall have become final and nonappealable;

      (d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured or has not been cured by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company;

      (e) by Parent, in the event that (i) an Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within five business days of a written request by Parent to provide such reaffirmation or (iii) if the Board of Directors of the Company resolves to enter into, or the Company enters into, a Takeover Proposal; or

      (f) by the Company, at any time prior to obtaining the Stockholder Approval, upon the Board of Directors of the Company resolving to enter into, subject to the terms of this Agreement, a definitive agreement containing a Takeover Proposal by a third party; provided, however, that (i) the Board of Directors of the Company shall not so resolve unless (A) the Company shall have complied with its obligations under Section 4.02 hereof, (B) the Board of Directors of the Company shall have reasonably determined in good faith (after consultation with outside counsel and Gerard Klauer Mattison & Co. or another financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes a Superior Proposal and such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to the stockholders of the Company under applicable Legal Provisions, and (C) the Company shall have fully negotiated the final terms of such Takeover Proposal; (ii) immediately following the Board of Directors of the Company so resolving, the Company shall have so notified Parent and provided to Parent in writing the identity of the person making, and the final terms and conditions of, such Takeover Proposal; (iii) such termination pursuant to this Section 7.01(f) shall not be effective unless and until Parent shall not have made, by 5:00 p.m., Eastern Standard Time of the seventh business day after Parent’s receipt of notice of the final terms and conditions of such Takeover Proposal, a substantially similar or superior proposal (a “Matching Proposal”) to such Takeover Proposal (it being understood and agreed that any amendment to the price or any other term of such Takeover Proposal shall require a new notice to Parent and a new seven business day period); (iv) the Company shall have the right to enter into a definitive agreement containing a Takeover Proposal during the period commencing upon the Board of Directors of the Company so resolving in accordance with this Section 7.01(f) and ending upon the termination of this Agreement pursuant to this Section 7.01(f) so long as (A) the effectiveness of such agreement is conditioned upon the Company complying with its obligations under Section 4.02 and this Section 7.01(f), (B) such agreement is terminable (and shall be terminated) by the Company if Parent makes a Matching Proposal in accordance with Section 7.01(f)(iii), (C) the effectiveness of such agreement is conditioned upon the termination of this Agreement pursuant to Section 7.01(f) and (D) immediately following the execution of such agreement, such agreement and all related agreements, exhibits, schedules and other documents are delivered to Parent; and (v) any purported termination pursuant to this Section 7.01(f) that is not in compliance with all of the terms of this Section 7.01(f) shall be null and void and of no effect.

      SECTION 7.02.     Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(t), the penultimate sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      SECTION 7.03.     Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by law requires further approval by the stockholders of the Company or the approval of the shareholders of Parent without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      SECTION 7.04.     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      SECTION 7.05.     Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, requires, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by law.

ARTICLE VIII

General Provisions

      SECTION 8.01.     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 8.02.     Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, TN 37620

Telecopy No.: (423) 989-8719

Attention:	John A. A. Bellamy, Esq.

Executive Vice President, Legal
Affairs & General Counsel

      with a copy to:

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Telecopy No.: (212) 474-3700

Attention: Scott A. Barshay, Esq.

if to the Company, to:

Meridian Medical Technologies, Inc.
10240 Old Columbia Road
Columbia, MD 21046

Telecopy No.: (443) 259-7801

Attention:	James H. Miller

Chairman, President and
Chief Executive Officer

      with a copy to:

Arnold & Porter
555 12th Street, N.W.
Washington, DC 20004-1206

Telecopy No.: (202) 942-5999

Attention: Steven Kaplan, Esq.

      SECTION 8.03.     Definitions. For purposes of this Agreement:

      (a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

      (b) “Company Disclosure Letter” means the letter delivered by the Company to Parent prior to the execution of this Agreement, setting forth information relating to the representations and warranties of the Company included in Article III hereof and covenants of the Company included in Article IV hereof (it being understood that any information disclosed in the Company Disclosure Letter with respect to any particular Section of Article III hereunder shall be deemed to be disclosed for all Sections of Article III, if and only if such disclosure contains sufficient factual detail to render its relevance to such other purpose readily apparent);

      (c) “Knowledge” of any person that is not an individual means, with respect to any matter in question, the knowledge of such person’s executive officers and other officers having primary responsibility for such matter, in each case after reasonable inquiry and investigation;

      (d) “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development or developments which individually or in the aggregate could reasonably be expected to result in any change or effect, that (A) is materially adverse to the (i) business, (ii) properties, (iii) financial condition, or (iv) results of operations of the Company and its Subsidiaries, taken as a whole, or (B) could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided, that for purposes of analyzing whether any change, effect, event, occurrence, state of facts or development constitutes a “Material Adverse Effect” under this definition, the parties agree that (x) Parent will be deemed to have no knowledge of any state of facts, change, effect, condition, development, event or occurrence that is not readily apparent from the Company Disclosure Letter, (y) the analysis of materiality shall not be limited to either a long-term or short-term perspective and (z) each of the terms contained in clauses (A)(i) through (A)(iv) above are intended to be separate and distinct; provided further, that Material Adverse Effect shall not be deemed to include (1) the impact of changes in general economic and/or financial market conditions, (2) the impact of changes affecting the medical device industry or pharmaceutical industry generally, except those events, circumstances, changes or effects that adversely affect the Company and its Subsidiaries to a greater extent than they affect other entities operating in such industry, (3) actions or omissions of the Company (or any of its Subsidiaries) taken with the prior written consent of Parent in contemplation of the transactions contemplated hereby or (4) the fees and expenses of the Company’s third party advisors engaged in connection with the transactions contemplated hereby or any filing or other governmental fees related to the transactions contemplated hereby;

      (e) “Parent Material Adverse Effect” means any change, effect, event, occurrence or state of facts (or any development or developments which individually or in the aggregate could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent of the Merger or the other transactions contemplated by this Agreement;

      (f) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

      (g) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

      SECTION 8.04.     Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

      SECTION 8.05.     Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

      SECTION 8.06.     Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 8.07.     Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II and Section 5.05, are not intended to confer upon any person other than the parties any legal or equitable rights or remedies.

      SECTION 8.08.     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

      SECTION 8.09.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      SECTION 8.10.     Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

      SECTION 8.11.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

KING PHARMACEUTICALS, INC.,

By:

Name:
Title:

MERLIN 2002 ACQUISITION CORP.,

By:

Name:
Title:

MERIDIAN MEDICAL TECHNOLOGIES, INC.,

By:

Name:
Title:

ANNEX I

TO THE MERGER AGREEMENT

Index of Defined Terms

Term

“Accrued Unused Vacation”	Section 5.09(b)
Acquiring Person	Section 3.01(v)
Actions	Section 4.01(d)
Adjusted Option	Section 5.04(a)
Adverse Recommendation Change	Section 4.02(b)
Affected Employees	Section 5.09(a)
Affiliate	Section 8.03(a)
Agreement	Preamble
Appraisal Shares	Section 2.01(d)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Claim	Section 5.05(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Commonly Controlled Entity	Section 3.01(k)
Company	Preamble
Company Benefit Agreements	Section 3.01(g)
Company Benefit Plans	Section 3.01(k)
Company By-laws	Section 3.01(a)
Company Certificate	Section 1.05(a)
Company Common Stock	Preamble
Company Consolidated Group	Section 3.01(o)
Company Disclosure Letter	Section 8.03(b)
Company Pension Plan	Section 3.01(m)
Company Preferred Stock	Section 3.01(c)
Company Stock-Based Awards	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Confidentiality Agreement	Section 5.02
Contract	Section 3.01(d)
CSA	Section 3.01(w)
DEA	Section 3.01(w)
DGCL	Section 1.01
Effective Time	Section 1.03
Environmental Laws	Section 3.01(j)
ERISA	Section 3.01(m)
ESPP	Section 3.01(c)
Exchange Act	Section 3.01(d)
Exchange Fund	Section 2.02(a)

Term

Exchange Ratio	Section 5.04(a)
FDA	Section 3.01(j)
FDCA	Section 3.01(j)
Filed SEC Documents	Section 3.01(e)
GAAP	Section 3.01(e)
Government Contract	Section 3.01(i)
Governmental Entity	Section 3.01(d)
Hazardous Materials	Section 3.01(j)
HSR Act	Section 3.01(d)
Indemnified Parties	Section 5.05(b)
Intellectual Property Rights	Section 3.01(q)
IRS	Section 3.01(m)
Knowledge	Section 8.03(c)
Legal Provisions	Section 3.01(j)
Liens	Section 3.01(b)
Matching Proposal	Section 7.01(f)
Material Adverse Change	Section 8.03(d)
Material Adverse Effect	Section 8.03(d)
Merger	Preamble
Merger Consideration	Section 2.01(c)
Notice of Adverse Recommendation	Section 4.02(b)
Parachute Gross Up Payment	Section 3.01(n)
Parent	Preamble
Parent Common Stock	Section 5.04(a)
Parent Material Adverse Effect	Section 8.03(e)
“Parent’s Plans”	Section 5.09(b)
Paying Agent	Section 2.02(a)
Permits	Section 3.01(j)
person	Section 8.03(f)
Pharmaceutical Product	Section 3.01(w)
PHCA	Section 3.01(w)
Post-Signing Returns	Section 4.01(d)
Primary Company Executives	Section 3.01(n)
Product Licensee	Section 3.01(w)
Proxy Statement	Section 3.01(d)
Representatives	Section 4.02(a)
Release	Section 3.01(j)
Restraints	Section 6.01(d)
Rights	Section 3.01(v)
Rights Agreement	Section 3.01(v)
SEC	Section 3.01(d)
SEC Documents	Section 3.01(e)
Section 203	Section 3.01(s)
Section 262	Section 2.01(d)

Term

Securities Act	Section 3.01(e)
Stockholder Approval	Section 3.01(r)
Stockholders’ Meeting	Section 5.01(b)
Sub	Preamble
Subsidiary	Section 8.03(g)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
taxes	Section 3.01(o)
taxing authority	Section 3.01(o)
tax returns	Section 3.01(o)
Termination Fee	Section 5.06(b)
Treatment, Storage and/or Disposal	Section 3.01(j)
Warrants	Section 3.01(c)

EXHIBIT A

TO THE MERGER AGREEMENT

Certificate of Incorporation of the Surviving Corporation

      FIRST: The name of the corporation (hereinafter called the “Corporation”) is MERIDIAN MEDICAL TECHNOLOGIES, INC.

      SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

      FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

      SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

      SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

      EIGHTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Appendix B

October 19, 2002

Board of Directors

Meridian Medical Technologies, Inc.
10240 Old Columbia Road
Columbia, Maryland 21046

Gentlemen:

      Meridian Medical Technologies, Inc. (the “Company”) and King Pharmaceuticals, Inc. (the “Acquiror”) propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Acquiror will acquire 100% of the outstanding common stock of the Company in a cash transaction (the “Transaction”) valued at $44.50 per share (the “Purchase Price”). The Agreement provides that the Company will be acquired by the Acquiror through the merger of a wholly-owned subsidiary of the Acquiror with and into the Company, with the Company as the surviving corporation.

      You have asked us whether or not, in our opinion, the Purchase Price is fair to the holders of common stock of the Company from a financial point of view.

      In arriving at the opinion set forth below, we have, among other things:

1.	Reviewed the Company’s Annual Reports on Form 10-K and related publicly-available financial information for the three fiscal years ended July 31, 2002;

2.	Reviewed certain financial and operating information relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

3.	Reviewed certain financial projections prepared by the management of the Company;

4.	Conducted discussions with members of senior management of the Company concerning its operations, financial condition and prospects;

5.	Reviewed the historical market prices and trading activity for shares of the common stock of the Company and compared them with those of certain publicly-traded companies which we deemed to be reasonably similar to the Company;

6.	Compared the financial performance of the Company with that of certain companies which we deemed to be reasonably similar to the Company;

7.	Compared the proposed financial terms of the Transaction with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

8.	Reviewed a draft of the Agreement dated October 18, 2002, including the disclosure schedules;

9.	Performed discounted cash flow analyses; and

10.	Reviewed such other financial studies, performed such other analyses and investigations and took into account such other matters as we deemed appropriate.

      In preparing our opinion, we have relied on the accuracy and completeness of all information reviewed by us, and we have not independently verified such information or undertaken an independent valuation or appraisal of the assets of the Company, nor have we been furnished with any such valuation or appraisal.

      With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of senior management of the Company of the future competitive, operating and regulatory environments and related

B-1

financial performance of the Company. We express no opinion with respect to such projections or the assumptions on which they are based. Furthermore, we have neither reviewed the books and records of the Company nor conducted a physical inspection of the properties or facilities of the Company. We have assumed that the executed version of the Agreement will not differ in any material respect from the last draft we reviewed, and that the Transaction will be consummated on the terms set forth therein, without waiver or modification of any material terms. Our opinion is necessarily based on economic, market and other conditions and circumstances as they exist and can be evaluated on, and the information made available to us as of, the date hereof.

      This opinion does not constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote on the Transaction. This opinion does not address the relative merits of the Transaction and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Transaction or the decision of the Board of Directors of the Company to proceed with the Transaction.

      Our opinion addresses only the fairness from a financial point of view to the holders of common stock of the Company of the consideration to be received by such stockholders, and we do not express any views on any other terms of the Transaction.

      It is understood that this letter is for the information of the Board of Directors and, except for inclusion of this letter in its entirety in a proxy statement of the Company relating to the Transaction, may not be used or quoted for any other purpose without our prior written consent.

      In rendering this opinion, we have not been engaged to act as an agent or fiduciary of the holders of common stock of the Company or any other third party. We have acted as financial advisor to the Board of Directors in connection with the transaction described in this letter and we will receive a fee for our services.

      On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Purchase Price to be received by the holders of common stock of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

Very truly yours,

GERARD KLAUER MATTISON & CO., INC.

By:	/s/ Robert J. Fraiman, Jr.

Robert J. Fraiman, Jr.
Senior Managing Director

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Appendix C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§262.     Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The Court shall approve the forms of the notices by mail and by publication, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest, which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Please mark your votes as in this example

The Proxy when properly executed will be voted in the manner directed herein. If you sign and return this Proxy without direction, this Proxy will be voted FOR the approval and adoption of the Agreement and Plan of Merger, dated as of October 19, 2002, among King Pharmaceuticals, Inc., Merlin 2002 Acquisition Corp. and Meridian Medical Technologies, Inc.

The Board of Directors recommends a vote FOR proposal 1.

1.	Approval and Adoption of the Agreement and Plan of Merger, dated as of October 19, 2002, among King Pharmaceuticals, Inc., Merlin 2002 Acquisition Corp. and Meridian Medical Technologies, Inc.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]	2.	In their discretion, upon such other matters, as may properly come before the meeting.

Signature(s): _______________________________________________________

Signature(s): _______________________________________________________	Date: _________________

Please sign here personally. Signature of stockholder(s) should correspond directly with name(s) in which shares are registered. If the stock is registered in more than one name, each joint owner or fiduciary should sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign the full corporate name by authorized officer, giving your full title as such. If a partnership, please sign in the partnership name by authorized person, giving your full title as such.

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PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of common stock of Meridian Medical Technologies, Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

•	Accessing the World Wide Web site [http://www. ______________ ] to vote via the Internet.
•	Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial [______] and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

•	Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to Meridian Medical Technologies, Inc., c/o [PROXY SOLICITOR NAME AND ADDRESS]

You can vote by phone or via the Internet anytime prior to [_________]. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.

This Proxy Solicited by the Board of Directors of
MERIDIAN MEDICAL TECHNOLOGIES, INC.
for the Special Meeting of Stockholders on December ___, 2002

     The undersigned hereby appoints Dennis P. O’Brien and Jody Michael, and either of them, proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Meridian Medical Technologies, Inc. (the “Company”) that the undersigned is entitled to vote, at the Special Meeting of Stockholders of the Company to be held on December ___, 2002, and at any adjournments thereof with all powers the undersigned would possess if personally present, as follows on the reverse side of this proxy card.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESCRIBED HEREIN.

(Continued on Other Side, Please Sign and
Date on Other Side, and Return in Enclosed Envelope)

SEE REVERSE SIDE

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MERIDIAN MEDICAL TECHNOLOGIES, INC.
Special Meeting of Stockholders

DATE:	DECEMBER ___, 2002

TIME:

PLACE: